EARTH SOURCE ENERGY INC.
                                      -and-
                            PACIFIC GEO EXCHANGE INC.
                                      -and-
                              MUELLER FAMILY TRUST
                                      -and-
                                JADE EAGLE TRUST
                                      -and-
                             ARIES DEVELOPMENTS LTD.
                                      -and-
                                  LYNN MUELLER
                                      -and
                                  MARK MCCOOEY
                                      -and-
                                   PAUL CALLON
                                      -and-
                     ESSENTIAL INNOVATIONS TECHNOLOGY CORP.



                            SHARE PURCHASE AGREEMENT

                            SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT made as of the 3rd day of February, 2005, BETWEEN:

                  Earth Source Energy Inc., a corporation existing under the laws of the Province of British Columbia (hereinafter called "ESE")
                                      -and-
                  Pacific Geo Exchange Inc., a corporation existing under the laws of the Province of British Columbia (hereinafter called "PacGeo")
                                      -and-
                  Lynn Mueller of the Province of British Columbia (hereinafter called "Lynn")
                                      -and-
                  Lynn Mueller, sole trustee of the Mueller Family Trust, a trust settled and constituted under the laws of the Province of British Columbia (hereinafter called the "Mueller Trust")
                                      -and-
                  Mark McCooey of the Province of British Columbia (hereinafter called "Mark")
                                      -and-
                  Mark McCooey, sole trustee of the Jade Eagle Trust, a trust settled and constituted under the laws of the Province of British Columbia (hereinafter called the "Jade Eagle Trust")
                                      -and-
                  Aries Developments Ltd., a corporation existing under the laws of the Province of British Columbia (hereinafter called "Aries")
                                      -and-
                  Paul Callon of the Province of British Columbia (hereinafter called "Callon")
                                      -and-
                  (Mueller Trust, Jade Eagle Trust, and Aries hereinafter individually referred to as a or the "Vendor" and collectively referred to as the "Vendors")
                                      -and-
                  Lynn, and Mark (hereinafter individually referred to as the "Principal" and collectively referred to as the "Principals")
                                      -and-
                  Essential Innovations Technology Corp., a corporation existing under the laws of the State of Nevada (hereinafter called the "Purchaser")

WHEREAS:

1. PacGeo is the owner, of record and beneficially, of 100 Class A shares without par value and 100 Class C shares without par value of ESE;

2. In aggregate the Vendors and Principals are the owners, of record and beneficially, of 1,000,001 Common shares without par value and 1,000 Class B Preferred shares without par value in the capital of PacGeo and as a consequence of the foregoing, the Vendors and Principals are the direct owners, of record and beneficially, of all of the issued and outstanding shares of all classes in the capital of PacGeo;

3. The Vendors, the Principals and Callon have agreed to sell and the Purchaser has agreed to purchase all of the issued and outstanding shares of PacGeo and the Shareholder's Loan (as hereinafter described) upon the terms and conditions hereinafter set out; and

4. The Mueller Family Trust, Jade Eagle Trust and Principals have agreed to jointly and severally guarantee the obligations of the Vendors.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                            DEFINITIONS AND SCHEDULES

1.1      Definitions
         In addition to the words and phrases defined in the recitals or elsewhere in this Agreement, as used in this Agreement, in any schedule hereto, in any amendment hereof, in any documents to be executed and delivered pursuant to this Agreement and in any documents executed and delivered in connection with the completion of the transactions contemplated herein, the following words and phrases shall have the following meanings, respectively:
         (a) "Accounts Receivable" means all accounts receivable, trade accounts, notes receivable and other book debts due or accruing due shown on the books of ESE as at the Closing Date, which, for greater certainty, include accounts receivable which are included as part of certain statutory holdbacks held pursuant to the Builder's Lien Act (British Columbia);
         (b) "Acquired Corporation" means individually Earth Source Energy Inc. and Pacific Geo Exchange Inc.;
         (c) "Acquired Corporations" means collectively Earth Source Energy Inc. and Pacific Geo Exchange Inc.;
         (d)      "Affiliate" has the meaning given to such terms in the
                  Business Corporations Act (British Columbia);
         (d-1)    "Agent" has the meaning given such term in section 7.16
                  herein;
         (e) "Agreement" means this agreement, including the exhibits and the schedules to this agreement, as it or they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement and not to any particular section or other portion of this Agreement;
         (f) "Aries" has the meaning given such term in the initial recital of the parties to this Agreement;
         (f-1) "Audited Financial Statements" means, the comparative and consolidated audited financial statements of the Acquired Corporations for the periods ended December 31, 2004 and 2005, with the audit opinion qualified only by the qualification described in Schedule 2.4;
         (g)      "Auditors" means MacKay LLP, Chartered Accountants;
         (h)      "Balance Sheet Date" means December
                  31, 2005;
         (i) "Bank Debt" means the aggregate amounts owing to the Royal Bank of Canada and the Business Development Bank of Canada by the Acquired Corporations at the close of business of each Acquired Corporations as at the Closing Date (which includes, without limitation, unpaid principal; accrued and unpaid interest; fees and other costs of any nature and kind payable by the Acquired Corporations to Royal Bank of Canada or the Business Development Bank of Canada; any prepayment fees, costs, bonuses, penalties or other charges; and any and all costs to discharge and release any security held by Royal Bank of Canada and the Business Development Bank of Canada);
         (j)      "Base Net Assets" has the meaning given such term in Section
                  2.4;
         (k)      "BCABC" means the Business Corporations Act (British
                  Columbia);
         (l) "Benefit Program or Agreement" means each personnel policy, plan, program, arrangement or understanding (whether funded or not) which provides benefits to any present or former employee of an ESE, including any stock option plan, stock purchase plan, stock appreciation rights plan, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, profit sharing plan, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, disability, medical, dental, hospitalization and death benefit insurance plan, and the terms "Benefit Programs or Agreements" means more than one of the foregoing;
         (m) "Business" means the business heretofore and currently carried on by ESE, which includes, without limitation, the business of designing and installing conventional geo-exchange heating systems in residential and commercial properties where heat is extracted from the earth through a ground based fluid loop system with the fluid circulated though the loop by a pump to a heat pump or exchanger, which in turn circulates the heat through the building;
         (n) "Business Day" means a day other than a Saturday, Sunday or day on which the chartered banks are closed in the City of Vancouver;
         (o) "Canadian Securities Legislation" means the securities legislation and the regulations thereto applicable in each of the provinces and territories of Canada and the rules, blanket decisions, orders and published policy statements of the securities commissions in such provinces and territories;
         (p) "Callon" has the meaning given such term in the initial recital of the parties to this Agreement;
         (q) "Certificate" has the meaning ascribed to it in subsection 2.4(f) herein;
         (r) "Charter Documents" means charter documents of a corporate entity, including without limitation the Articles (as that term is defined in the legislation pursuant to which a particular provincial or Canadian federally corporation was incorporated or equivalent organizational documents), Notice of Articles, Articles and by-laws;
         (s)      "Closing Date" means a date which is the later of
                  (a) ten (10) Business Days after the date the Vendors and Principals deliver to the Purchaser the Audited Financial Statements; or
                  (b) such other date as may be agreed to in writing by the Purchaser, the Vendors and the Principals, provided that the Closing Date must be a date no later than July 1, 2006;
         (t)      "Competing Proposal" has the meaning given such term in
                  Section 10.1;
         (u) "Contract" means any agreement, contract, undertaking, letter of intent, understanding, license, instrument, arrangement or other binding commitment or arrangement, written or oral (including any amendments and other modifications thereto);
         (v)      "CRA" means the Canada Revenue Agency;
         (v-1) "Deposit" means the portion of the Purchase Price paid to the Agent, in trust pursuant to the provisions of sub-sections 2.3(a) and (b) herein;

         (v-2)    "Disability" means the inability of a Person to provide
                  services pursuant to an employment contract for a period of sixty (60) consecutive days, as required to be provided
                  pursuant to the terms of such contract, or for an aggregate of ninety (90) working days over one hundred (180) working days;
         (w)      "Employee Benefit Plan" means all Pension Plans and all
                  Benefit Programs or Agreements providing benefits to any
                  current or former employee of the Acquired Corporations
                  maintained, sponsored or contributed to by any such entity within six (6) years prior to the Closing Date or as to which any of the Vendors and/or Principals or the Acquired
                  Corporations have any liability or obligation;
         (x)      "Environmental Costs or Liabilities" means with respect to the
                  Acquired Corporations any losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs or expenses (including, without limitation,
                  reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of
                  investigation or feasibility studies and performance of
                  remedial or removal actions and cleanup activities) arising from, under or in connection with (i) any Environmental Laws;
                  (ii) any order of, or contract of the Acquired Corporations with, any Governmental Entity or any private or public
                  Persons; or (iii) any exposure of any Person or property to
                  Hazardous Substances;
         (y)      "Environmental Laws" means all common, civil, federal,
                  provincial, state, territorial, regional, municipal or local laws which relate to protection of the environment, health and safety, or Hazardous Substances contained in statutes or
                  regulations or in written policies, guidelines, orders,
                  directives or notices which have the force of law or Permits, approvals or court or other tribunal orders having
                  jurisdiction over the Acquired Corporations, their respective assets and the Business;
         (z)      "Escrow Agent" has the meaning given such term in Section
                  2.3(e);
         (aa)     "Escrow Agreement" has the meaning given such term in Section
                  2.3(a);
         (bb)     "ESE" is a party to this Agreement. ESE carries on the
                  Business and is a 100% owned subsidiary of PacGeo, as
                  described in Section 3.1(a);
         (cc)     "ETA" means the Excise Tax Act;
         (dd)     "Final Balance Sheet" has the meaning given such term in
                  Section 2.4(f);
         (ee)     "Final Net Asset Amount" has the meaning given such term in
                  Section 2.4(f);
         (ff)     "Financial Statements" means, collectively, the consolidated unaudited financial statements of the Acquired Corporations for the periods ended December 31, 2003, 2004 and 2005, copies of which are attached hereto as Schedule 2.4;
         (gg)     "GAAP" means generally accepted accounting principles in
                  Canada;
         (hh)     "Governmental Authorization" means any (i) Permit, license, certificate, franchise, permission, easement variance,
                  clearance, registration, qualification, exemption, order,
                  approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental
                  Entity or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Entity;
         (ii)     "Governmental Entity" means any federal, provincial, state, regional or municipal government or other political
                  subdivision thereof and any entity or person of competent
                  jurisdiction exercising executive, legislative, judicial,
                  regulatory or administrative functions of, or pertaining to government;
         (jj)     "GST" means goods and services tax;
         (kk)     "Hazardous Substances" means (i) any hazardous materials,
                  hazardous wastes, hazardous substances, toxic wastes and toxic substances as those or similar terms are defined under any
                  Environmental Laws; (ii) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or
                  actinolite, whether friable or non-friable; (iii) PCBs, or
                  PCB-containing materials, or fluids; (iv) radon; (v) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or
                  gaseous waste; (vi) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (vii)
                  any substance that, whether by its nature or its use, is
                  subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or
                  remediation; and (viii) any underground storage tanks, dikes or impoundments as defined under any Environmental Laws;
         (ll)     "Holdback 1" has the meaning set forth in Section 2.3(e);
         (ll-1)   "Holdback 2" has the meaning set forth in Section 2.3(f);
         (mm)     "Indebtedness" means, any liability contingent or otherwise relating to: (a) indebtedness, including interest and any prepayment penalties thereon, created, issued or incurred by the Acquired Corporations for borrowed money (whether by loan or the issuance or sale of debt securities or the sale of property to another person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such person); (b) obligations of the Acquired
                  Corporations to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred in the ordinary course of business and consistent with the Acquired Corporations' customer trade practices; (c) indebtedness of another person secured by a lien on the property of the Acquired
                  Corporations, whether or not the respective indebtedness so secured has been assumed by the Acquired Corporations; (d) payment obligations of the Acquired Corporations in respect of letters of credit, bankers' acceptances or similar instruments issued, or accepted by banks and other financial institutions for account of the Acquired Corporations; (e) capital lease obligations of the Acquired Corporations; (f) indebtedness of other persons guaranteed by the Acquired Corporations; and (g) payables more than thirty (30) days past due.
         (nn)     "Indemnifying Party" has the meaning given such term in
                  Section 9.3;
         (oo)     "Intellectual Property" means collectively all rights to and interest in: (A) all trade-marks including the goodwill attaching to such trade-marks related to the Business; (B) all trade names, brand names, brands and slogans related to the Business; (C) all inventions, patents, patent rights and patent applications (including all reissues, divisions, continuations and extensions of any patent or patent application) related to the Business; (D) all copyright, registrations and applications for copyright (and all future income from such copyright) related to the Business, including computer software programs; (E) all rights and interests in and to designs, know-how, trade secrets, manufacturing, engineering and other drawings and manuals, technology, blueprints, patterns, dies, research and development reports, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise related to the Business; (F) all other intellectual and industrial property rights throughout the world related to the Business; and (G) all rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (A) to (F);
         (pp)     "Interim Period" means the period between the date of
                  execution of this Agreement and the Time of Closing;
         (qq)     "Jade Eagle Trust" has the meaning given such term in the
                  initial recital of the parties to this Agreement;

         (rr) "Knowledge" means a statement of the declarant's knowledge of the facts or circumstances to which such phrase relates having undertaken reasonable enquiry or investigation in connection with such facts and circumstances and, if a corporate entity, includes the knowledge of any of the directors and officers of such declarant;
         (ss)     "Leases" means each personal property lease described in
                  Section 3.1(cc) hereto, to which ESE is a party as lessee or sub-lessee, as amended to the date hereof;
         (tt) "Leased Premises" means the premises that are the subject of the Real Property Leases;
         (uu) "Legal Requirements" means any federal, provincial, state, regional, local, municipal, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Contracts, and includes, without limitation, all North American (and the provinces', states' and any other divisions thereof) laws, regulations, policies and guidelines relating to labelling, packaging and advertising;
         (vv) "Liens" means liens, pledges, claims charges, infringements, interferences, security interests, restrictions, mortgages, deeds of trust, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal pre-emptive rights, defects in title, encroachments and other burdens, options or encumbrances or restrictions of any kind;
         (ww) "Lynn" has the meaning given such term in the initial recital of the parties to this Agreement;
         (xx) "Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties), that is or would reasonably be expected to be materially adverse to or have a material adverse effect on the Business, assets (including intangible assets), capitalization, condition, liabilities, financial performance, results of operations or prospects of either of the Acquired Corporations;
         (yy)     "Material Contracts" has the meaning given such term in
                  Section 3.1(n);
         (zz) "Mark" has the meaning given such term in the initial recital of the parties to this Agreement;
         (aaa) "Mueller Trust" has the meaning given such term in the initial recital of the parties to this Agreement;
         (bbb) "Negative Amount" has the meaning given such term in Section 2.4(h);
         (ccc)    "Net Assets" has the meaning given such term in Section
                  2.4(b);
         (ddd) "Neutral Auditor" has the meaning given such term in Section 2.4(g);
         (eee) "Ordinary Course of Business" means the ordinary course of normal day-to-day business consistent with past practices and customs (including with respect to both quantity and frequency);
         (fff) "PacGeo" is a party to this Agreement. PacGeo is an owner of 100% of the issued and outstanding share capital of ESE, as described in Section 3.1(a);
         (ggg) "Pension Plans" means all pension plans which have been registered under the Tax Act and under applicable pension Legal Requirements;
         (hhh) "Permits" means all permits, licenses, certificates, approvals, authorizations, registrations or the like attainable from or required by any Governmental Entity which are material and are, under applicable law, necessary for the conduct of the Business or the utilization by ESE of its assets;
         (iii) "Permitted Liabilities" means, with respect to the Acquired Corporations, the aggregate of liabilities incurred in the Ordinary Course of Business, whether current or long-term shown on the Financial Statements and the Final Balance Sheet;
         (jjj) "Person" means and includes any individual, entity, partnership, limited partnership, corporation, joint venture, association, joint stock company, trust, unincorporated organization or a government or an agency thereof;
         (kkk) "Positive Amount" has the meaning given such term in Section 2.4(h);
         (lll) "Prepaid Expenses" means all prepayments, prepaid charges, deposits, sums and fees related to the Business;
         (mmm) "Purchase Price" means the amounts payable to the Vendors, the Principals and Callon for the Purchased Shares and Shareholder's Loan;
         (nnn) "Purchased Shares" means all of the issued and outstanding shares in the capital of the PacGeo, being the aggregate of 1,000,001 Common shares without par value and 1,000 Class B Preferred shares without par value, owned beneficially and of record as follows:

                  Number and                         Beneficial and
                  Class of Shares                    Registered Owner
                  ---------------                    ----------------
                  450,000 Common                     Jade Eagle Trust
                  450,000 Common                     Mueller Family Trust
                  100,001 Common                     Aries Developments Ltd.
                  431 Class B Preferred              Mark McCooey
                  569 Class B Preferred              Lynn Mueller

         (ooo) "Purchaser" has the meaning given such term in the initial recital of the parties to this Agreement;
         (ppp) "Purchaser Indemnified Costs" means (i) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Purchaser Indemnified Parties incurs and that arise out of any breach or default by the Vendors, the Principals or Callon of any of their respective representations, warranties or covenants under this Agreement or any agreement or document executed in connection herewith; (ii) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Purchaser Indemnified Parties incurs and that arise out of the operation or control of the Acquired Corporations or the Business on or prior to the Closing Date not disclosed herein;
                  (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, relating to or incurred in connection with the indemnity provided in Section 4.3(a)(iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incidental to any of the foregoing;
         (qqq) "Purchaser Indemnified Parties" means the Purchaser, and each officer, director, employee and consultant of the Purchaser;
         (rrr) "Purchaser's Shares" means those shares of the Purchaser issued to the Vendors as described in paragraphs 2.3(d) and
                  (e) of this Agreement;
         (sss)    "Purchaser's Solicitors" means Stephen Holmes of Holmes &
                  Company;
         (ttt)    "Real Property" means, collectively the Leased Premises;

         (uuu) "Real Property Leases" means, the lease for real property to which the ESE is a party, being the property municipally known as Unit 150, 4620 Viking Way, Richmond, British Columbia;
         (vvv) "Shareholder's Loan" means the amount of the loans owed to the Principals and Callon by either of the Acquired Corporations;
         (vvv1) "Sublease" means the Sublease between ESE as sub-landlord and Free Energy Solutions Ltd. as sub-tenant dated June 1, 2005 for the lease of a portion of the Real Property;
         (www) "Subsidiary" means an entity which shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity's board of directors or other governing body; or (ii) at least fifty percent (50%) of the outstanding equity or financial interests of such entity;
         (xxx) "Tax" or "Taxes" refers to any and all federal, provincial, regional, state, municipal, local and foreign taxes, assessments and other governmental charges, tariffs, duties (including customs duties), levies, assessments, deficiencies, fees, impositions and liabilities including interest penalties and additional taxes thereon, relating to taxes, including taxes based upon or measured by gross receipts, income, capital stock, capital gains, profits, sales, use and occupation, premiums, and value added, ad valorem, transfer, surtax, stamp, franchise, license, production, withholding, payroll, recapture, employment, excise, goods and services, health insurance, use, business, workers' compensation and personal real property taxes, special assessments, transfer and any related charge or amount (including any fine, penalty or interest), and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity;
         (yyy) "Tax Act" means the Income Tax Act (Canada), as amended from time to time;
         (zzz) "Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax;
         (aaaa)   "Third Party Action" has the meaning given such term in
                  Section 9.3;
         (bbbb) "Time of Closing" means 10:00 o'clock a.m. (Vancouver City time) on the Closing Date, or such other time on the Closing Date as may be agreed to by the Vendors and the Purchaser;
         (cccc) "Uncollected Accounts Receivable" means Accounts Receivable which are:
                  (i) outstanding for more than ninety (90) days but which do not form part of any statutory holdback;
                  (ii) amounts due from employees or other Persons not dealing at arm's length with the Acquired Corporations;
                  (iii) amounts due from the Vendors, Principals, officers or directors of the Acquired Corporations or any Affiliates of any of such Persons or the Acquired Corporations; or
                  (iv)     amounts in respect of income taxes recoverable,

                  and which have not been collected in full within 90 days following the Closing Date;

         (dddd) "Vendor" and "Vendors" have the meanings given such terms in the initial recital of the parties to this Agreement;
         (eeee)   "Vendor Group" has the meaning given such term in Section
                  10.1;

         (ffff) "Vendor Indemnified Costs" means (i) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Vendor Indemnified Parties incurs and that arise out of any breach or default by the Purchaser of any of its representations or warranties under this Agreement or any agreement or document executed in connection herewith; (ii) any and all damages losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Vendor Indemnified Parties incurs and that arise out of the Purchaser's operation or control of the Acquired Corporations or the Business after the Closing Date;
                  (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, relating to or incurred in connection with the indemnity provided in Section 4.3(a)(iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incidental to any of the foregoing;
         (gggg) "Vendor Indemnified Parties" means the Vendors, the Principals and Callon and each officer, director, employee, consultant and shareholder of any such Person;
         (hhhh) "Vendors' Solicitors" means Darcy L. Wray of Synergy Business Lawyers; and
         (iiii) "Weighted Average Price" means the price determined by multiplying the daily close price of the Purchaser's shares on the United States OTC Bulletin Board by the daily trading volume of such shares for the thirty trading days prior to the Closing Date and dividing such figure by the total trading volume of such shares over the same 30 day trading period.

1.2      Schedules
         The following are the schedules and exhibits attached hereto which shall be deemed to be a part of this Agreement and are incorporated herein by this reference:

         Schedule No.     Description of Schedule
         ------------     -----------------------
         2.3(e)           Escrow Agreement
         2.4              Financial Statements and Audited Financial Statements
         2.4(f)           Extraordinary Charges and expenses incurred during the
                            stub period
         2.7              Form of the legal opinion letter
         3.1(c)           Jurisdictions
         3.1(g)           Consents
         3.1(l)           No Material Adverse Change
         3.1(m)           Ordinary Course of Business
         3.1(n)           Material Contracts
         3.1(o)           Compliance with the Material Contracts
         3.1(p)           Grants, Incentives and Subsidies
         3.1(r)           Related Party Indebtedness
         3.1(s)           No Guarantees
         3.1(u)           Title to Assets
         3.1(v)           Condition and Sufficiency of Assets
         3.1(y)           Intellectual Property
         3.1(aa)          Real Property
         3.1(cc)          Personal Property Leases
         3.1(dd)          Capital Property Purchase Agreement
         3.1(ee)          Environmental

         3.1hh)           Employment
         3.1mm)           Banking
         3.1(nn)          Insurance
         3.1(pp)          Customer Relations
         7.5              Consulting and Employment Agreements
         7.6              Non-Competition Agreements

                                    ARTICLE 2
                    AGREEMENT TO PURCHASE AND PURCHASE PRICE

2.1      Agreement of Purchase and Sale
         At the Time of Closing and with effect from and after the close of business of ESE on the Closing Date, subject to the terms and conditions hereof, the Vendors, the Principals and Callon hereby agree to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase, all of the Purchased Shares and Shareholder's Loan.

2.2      Amount of Purchase Price
         Subject to adjustment as contemplated in this Agreement, the purchase price payable by the Purchaser to the Vendors, the Principals and Callon for the Purchased Shares and Shareholder's Loan shall be ONE MILLION SEVEN HUNDRED AND FORTY THOUSAND Canadian dollars (CDN$1,740,000) subject to adjustment pursuant paragraph 2.4(h) herein.

2.3      Payment of Purchase Price
         Subject to the other terms and conditions herein the Purchase Price shall be paid to the Vendors and Principals as follows:
         (a) ONE HUNDRED THOUSAND Canadian Dollars (CDN$100,000.00), by way of a deposit previously paid to "NAI Goddard & Smith, in trust", to be applied against the Purchase Price at the Time of Closing or be refunded if transaction does not close;
         (b) THREE HUNDRED THOUSAND Canadian dollars (CDN$300,000.00), by way of deposit, payable to "NAI Goddard & Smith, in trust", within 24 hours of execution of this Agreement and which deposit funds shall be applied against the Purchase Price at the Time of Closing or be refunded if transaction does not close;
         (c) SIX HUNDRED AND FORTY FOUR THOUSAND Canadian dollars (CDN$644,000.00) in immediately available funds, payable to the Vendors and Principals at the Time of Closing;
         (d) FOUR HUNDRED AND FORTY TWO THOUSAND Canadian dollars (CDN $442,000.00), by way of issuance to the Vendors on the Closing Date of such number of common shares of the Purchaser that is equal to $442,000.00 divided by the Weighted Average Price;
         (e) EIGHTY THOUSAND Canadian dollars (CDN $80,000.00) subject to adjustment as contemplated in Section2.4(h), by way issuance to the Vendors and Principals on the Closing Date of such number of common shares of the Purchaser that is equal to $80,000.00 divided by the Weighted Average Price (the "Holdback 1"), such Purchaser's Shares to be delivered to Synergy Business Lawyers, in trust, as escrow agent (the "Escrow Agent"); and
         (f) ONE HUNDRED SEVENTY FOUR THOUSAND Canadian dollars (CDN $174,000.00) by way of payment of $116,000.00 Canadian dollars and by issuance to the Vendors and Principals on the Closing Date of such number of common shares of the Purchaser that is equal to $58,000.00 Canadian dollars divided by the Weighted

                  Average Price (the "Holdback 2"), such payment and Purchaser's Shares to be delivered to the Escrow Agent.
         The parties covenant and agree to file all tax returns to reflect any required adjustment to the Purchase Price to be an adjustment to the Purchase Price pursuant to the terms hereof.

2.3a     Holdback
         The Holdback 1 shall be held by the Escrow Agent for the benefit of Vendors, the Principals and the Purchaser pursuant to the terms of an escrow agreement (the "Escrow Agreement"), which Escrow Agreement, attached as Schedule 2.3(e), shall provide for release to the Vendors/Principals or Purchaser of the Holdback 1, subject to adjustment as contemplated in subsection 2.4(h), on the date which is five (5) Business Day after acceptance (deemed or actual) or settlement of the Final Balance Sheet and the calculation of the Final Asset Amount, to be released in accordance with the provisions of the subsection 2.4(h) and the Escrow Agreement.

         The Holdback 2 shall be held by the Escrow Agent for the benefit of Vendors, the Principals and the Purchaser pursuant to the terms of the Escrow Agreement, which shall provide for release to the Vendors/Principals or Purchaser of the Holdback 2, subject to adjustment as contemplated in the Escrow Agreement, on the date which is one (1) year after the Closing Date.

2.4      Closing Balance Sheet
         (a) It is expressly agreed that if the Net Assets indicated on the Certificate (as defined herein) is greater or less than $(211,070.00) (the "Base Net Assets") then the Purchase Price shall be increased or reduced, as the case may be, by an amount equal to such excess or deficiency;
         (b) For the purposes hereof, "Net Assets" means the absolute aggregate value of:
                  (i) The Acquired Corporations total assets, both current and fixed, minus
                  (ii)     The aggregate of:
                           (A) the Acquired Corporations total liabilities, both current and long term (including Shareholder's Loan);
                           (B)      the Uncollected Accounts Receivable, and
                           (C) any Prepaid Expenses which in the reasonable opinion of the Auditors, are not reasonably usable in connection with the Business, all calculated on a consolidated basis, without duplication, as of the Closing Date.
         (c) The Purchaser shall conduct a physical count of ESE's inventories as of 11:59AM on the Closing Date to facilitate the preparation of the Final Balance Sheet (as defined below) and the calculation of the Final Net Asset Amount (as defined below). The Vendors and Principals or their representatives shall be entitled to be present during the physical count.
         (d) All income taxes and other governmental charges calculated up to and including the Closing Date even if not yet due having regard to the fact that the Closing Date is the end of a tax year shall reflect as current liabilities and, for these purposes, effect shall be given to the transactions contemplated herein;
         (e) The amounts described in this paragraph (e) shall, to the extent payable, be paid by the relevant Acquired Corporations, but shall not be reflected on the Final Balance Sheet as current liabilities of the Acquired Corporations:
                  (i) all charges to the Acquired Corporations by the Auditors; and
                  (ii) the cost of the Auditors preparing the Final Balance Sheet, Financial Statements as at the Closing Date, the December 31, 2005 Financial Statements and tax returns of the Acquired Corporations and the Certificate, and for greater certainty, all of the aforesaid charges shall be either paid by the Purchaser or charged to the year end of the Acquired Corporations immediately subsequent to the Closing Dated, and shall not be reflected on the Final Balance Sheet;
         (f) On or before the date which is sixty (60) days following the Closing Date, the Auditors will prepare and deliver to the Purchaser and the Vendors and Principals a consolidated unaudited balance sheet for the Acquired Corporations (the "Final Balance Sheet") as at the close of business on the Closing Date, prepared in conformity with GAAP applied on a basis consistent with prior fiscal periods of the Acquired Corporations and in the same format as the Financial Statements (except to the extent required for purposes of consolidation and except that such statements shall not include any notes to such statements), which will set forth the book values (net of applicable reserves) of the assets and liabilities of the Acquired Corporations as of the close of business on the Closing Date. The Final Balance Sheet shall be accompanied by a certificate (the "Certificate") prepared by Mark, the CFO of ESE, setting forth the Net Assets of the Acquired Corporations based on the Final Balance Sheet but having regard to the matters referred to in this section 2.4 (and in particular subsection 2.4(b)), together with a reasonable explanation of all calculations (the "Final Net Asset Amount"). In the event there is a difference between GAAP and the Company's accounting policies, GAAP shall prevail in the preparation of the Final Balance Sheet and the calculation of the Final Net Asset Amount (except to the extent required for purposes of consolidation). All extra-ordinary charges or expenses incurred outside the Ordinary Course of Business and described in Schedule 2.4(f) herein shall be deemed to have been incurred during the fiscal period ended on the Closing Date.
         (g) After receipt of the Final Balance Sheet and the calculation of the Final Net Asset Amount, each of the Purchaser and the Vendors shall have twenty (20) Business Days to review them. During such twenty (20) Business Day period, each of the Purchaser and the Vendors and Principals and their authorized representatives shall have access to all books and records of the Acquired Corporations and the Auditor to the extent required to complete their review of the Final Balance Sheet and the calculation of the Final Net Asset Amount, including, but not limited to, the Auditor's working papers used in preparation thereof. Within such twenty (20) Business Day period, either the Purchaser or the Vendors and Principals shall be entitled by written notice to the other to dispute such Final Balance Sheet or the calculation of the Final Net Asset Amount, which notice will set out the reasons for the amount in dispute and reasonable details of the calculation of such amount. Upon receipt of such notice, such disputed items will be reviewed and, if necessary, revised by the Vendors and Principals and the Purchaser by mutual agreement within ten
                  (10) Business Days of the receipt by the other party of such dispute notice. If within such ten (10) Business Day period the Vendors and Principals and the Purchaser cannot unanimously settle such dispute by either amending, or agreeing not to amend, such disputed items of the Final Balance Sheet and the calculations of the Final Net Asset Amount, then the disputed items will be referred to as soon as possible thereafter by either the Vendors and Principals or the Purchaser to a Canadian nationally recognized independent firm of Chartered Accountants (in this section, the "Neutral Auditor").

                  The fees and expenses of such accounting firm for reviewing and revising the Final Balance Sheet and the calculation of the Final Net Asset Amount, as applicable, will be paid by the party disputing the figures set out in the Certificate and if both parties dispute such figures, to be shared equally between the parties. However, if resulting adjustment amount shall be either greater than or less than 5% of the Final Net Asset Amount, the parties shall pay equally.

                  The Neutral Auditor shall act as an expert and not as an arbitrator and will be required to determine the items in dispute that have been referred to them as soon as reasonably practicable, based solely on the presentations made to them by the Vendors and Purchaser, and not by independent review. The Neutral Auditor's determination shall be made within thirty
                  (30) days of its engagement, shall be set forth in a written statement delivered to the Vendors and the Purchaser and shall be final and binding on the parties hereto.

                  If neither the Vendors, Principals nor the Purchaser dispute the Final Balance Sheet or the calculation of the Final Net Asset Amount within such initial ten (10) Business Day period or if the Vendors and Principals and the Purchaser mutually agree to settle such dispute within the second ten (10) Business Day period, such Final Balance Sheet and the calculation of the Final Net Asset Amount shall be final and binding on the parties to this Agreement.

         (h)      In any event:
                  (i) If the Final Net Asset Amount as specified in the Certificate is finally determined to be greater than the Base Net Asset Amount within ten (10) Business Days after the Final Balance Sheet is completed and, if necessary, reviewed and revised pursuant to this section, (the amount of such excess being hereinafter referred to as the "Positive Amount"), the Purchaser shall be obliged to forthwith thereafter pay to the Vendors and Principals the Positive Amount by way of issuance of common shares of the Purchaser equal to the amount of the Positive Amount divided by the Weighted Average Price.
                  (ii) If the Final Net Asset Amount as specified in the Certificate is finally determined to be less than the Base Net Asset Amount within ten (10) Business Days after the Final Balance Sheet is completed and, if necessary, reviewed and revised pursuant to this section, the Vendors and Principals agree to be jointly and severally liable to forthwith thereafter pay to the Purchaser an amount equal to the aggregate of such deficiency (the "Negative Amount"). Any payment of the Negative Amount required to be made pursuant to this Section 2.4(h)(ii) shall first be satisfied out of the Holdback 1 by transfer of such number of Purchaser's Shares that is equal to the amount of the Negative Amount divided by the Weighted Average Price. If the Negative Amount exceeds the amount of the Holdback 1, the difference shall be satisfied by the Vendors and Principals by way of delivery of such additional Purchaser's Shares equal to the balance to be refunded to the Purchaser divided by the Weighted Average Price, after offsetting the Negative Amount owing against the Holdback 1.
         (i)      Following the Closing Date and until the date that is ninety
                  (90) days thereafter, the Purchaser shall cause ESE to use reasonable commercial efforts to collect the Accounts Receivable in accordance with the past collection policies and procedures of ESE. For these purposes, any payment received by ESE with respect to the Accounts Receivable which does not specify the specific invoice of ESE to which such payment relates shall be applied to the oldest Accounts Receivable due from the person making such payment. Forthwith following the Closing Date, the Purchaser shall cause ESE to transfer and assign the Uncollected Accounts Receivables to the Vendors and Principals, for no additional consideration and free of any encumbrances and shall thereafter cause ESE to receive and hold in trust and remit to the Vendors and Principals, as and when received, any amounts received on account of the Uncollected Accounts Receivables.

         (j) Any Positive or Negative Amount shall bear interest from the Closing Date through the date of payment at a compound interest rate of five percent (5%) per annum, calculated and accruing daily.
         (k) Any amounts payable in cash pursuant to Sections 2.3 shall be payable by wire transfer, certified cheque or other immediately available funds to accounts designated by the recipient or recipients thereof.

2.5      Allocation of Purchase Price
         The parties hereto acknowledge and agree that the aggregate Purchase Price as finally determined, shall be allocated as follows:
         (a) to the Shareholder Loan an amount equal to the principal amount outstanding on the Closing Date, together with accrued and unpaid interest thereon, if any, up to and including the Closing Date;
         (b)      then to the Purchased Shares as follows:
                  Class of Share                     Purchase Price
                  --------------                     --------------
                  Class B Preferred                  $185.53 per share
                  Common                             as to the balance, if any

         The parties covenant and agree to do all things necessary and desirable and to file all Tax Returns in a manner consistent with the foregoing allocation of the Purchase Price. Any change in the Purchase Price shall be allocated first to the Common shares, secondly to the Class B Preferred shares and lastly to the Shareholder's Loan.

2.6      Additional Agreement Re: Billing and Collection
         The Purchaser agrees that it will not cause ESE to change the billing/collecting methodology employed by ESE as at the Closing Date at any time prior to the date, which is sixty (60) days after the Closing, without the Vendors' prior written consent, which shall not be unreasonably withheld.

2.7      Filing of S(B)2
         The Vendors acknowledge that the Purchaser's Shares shall be subject to a statutory restriction on trading at the time of their issuance. The Purchaser agrees to use reasonable best efforts, including engaging such accountants or legal counsel, paying such fees, or such other steps which may be reasonably required to prepare and file a registration statement in regard to the Purchaser's Shares issued to the Vendors, by way of a Form S(B)2 or similar registration document on or before forty-five (45) business days after the Closing Date. The intention of the parties is that the Purchaser's Shares will be tradable without trade restrictions within six (6) months from the Closing Date. If the Purchaser is unable to file a Form S(B)2 as contemplated herein, the Purchaser agrees, at its sole cost, to provide the Vendors such legal opinions as may be reasonably required to allow for the free and unrestricted trade of the Purchaser's Shares on a date which is one (1) year after the Closing Date, the form of the opinion letter is attached as Schedule 2.7.
2.8      Indemnity of Mark
         The Purchaser agrees to indemnify and save harmless Mark in respect of the guarantee and/or primary obligation owed by Mark in respect of outstanding debt owed by the Company for the purchase of the 2002 Ford F250 Truck and the 2001 29" Frontier Trailer owned by the Company (copies of which are attached in Schedule 3.1(dd)), if such guarantees or liabilities of Mark are not released after the Closing Date. The Purchaser agrees to sign such documents of indemnity or to do such things as may be reasonably requested by Mark to give effect or to the evidence the terms of the indemnity contemplated in this Paragraph 2.8.

                                    ARTICLE 3
    REPRESENTATIONS AND WARRANTIES OF THE VENDORS, THE PRINCIPALS AND CALLON

3.1 Representations and Warranties of the Vendors and/or Mueller Trust, Jade Eagle Trust and the Principals Regarding the Business and Acquired Corporations Mueller Trust, Jade Eagle Trust and the Principals hereby jointly and severally represent and warrant that except as otherwise disclosed in this Agreement or in any Schedule attached hereto and hereby acknowledge and confirm that the Purchaser is relying on such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares and Shareholder's Loan:

         (a)      Issued Capital

                  The issued capital of the Acquired Corporations are as follows:

                  The issued capital of PacGeo consists of only (the Purchased Shares as defined in Section 1(nnn)):
                  (i)      1,000,001 Common shares without par value;
                  (ii)     1,000 Class B Preferred shares without par value.

                  The issued capital of ESE, 100% owned subsidiary of PacGeo, consists of only:
                  (i)      100 Class A shares without par value;
                  (ii)     100 Class C shares without par value.

                  Any and all of such shares of the Acquired Corporations are issued and outstanding as fully paid and non-assessable shares in the capital of the Acquired Corporations, as applicable, as of the date hereof. The Purchased Shares represent all of the issued and outstanding shares in the capital of PacGeo and the Purchased Shares are owned, beneficially and of record, by the Vendors and Principals, in those numbers set forth in Subsection 1.1(nnn). All outstanding shares in the capital of the Acquired Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.
         (b)      Unissued Shares
                  There are no subscriptions, options, calls, warrants, equity securities, partnership interests or any other interests, rights (including pre-emptive rights), commitments or agreements of any character (whether or not currently exercisable) to which the Acquired Corporations are a party or are bound, obligating either of the Acquired Corporations to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchased, redeemed or otherwise acquired, or cause the repurchase, redemption or acquisition of, any shares in their capital, partnership interests or similar ownership interests of the Acquired Corporations or obligating either of the Acquired Corporations to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement and no condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares in the issued or unissued capital of either of the Acquired Corporations or any other securities of either of the Acquired Corporations. No Person has any agreement or option or any right capable of becoming an agreement for the purchase, subscription or issuance of any of the unissued securities in the capital of either of the Acquired Corporations.
         (c)      Organization; Good Standing
                  Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under its laws of incorporation, has all requisite corporate power and authority and has all requisite Government Authorizations to own, lease and operate its properties and the properties it purports to own and to carry on the Business as is now being conducted, to perform its obligations under all agreements or contracts by which it is bound and is duly qualified or licensed and is in good standing to do business in each jurisdiction listed on Schedule 3.1(c), which jurisdictions represent every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.
                  PacGeo does not currently carry on nor was it ever engaged in any active business other than holding the shares of ESE for investment purposes.
         (d)      No Unanimous Shareholders Agreement
                  None of the Vendors and Principals, as the sole shareholders of the Purchased Shares, is a party to any shareholder agreement governing the manner of their ownership of any of the Purchased Shares.
         (e)      Subsidiaries
                  Except ESE as a Subsidiary of PacGeo, neither of the Acquired Corporations has any Subsidiaries, own any shares of any other corporation partnership, joint venture business association or unincorporated entity or any rights, options, warrants or other securities of any other exchangeable or exercisable for any equity or similar interest in any other entity, or have any agreement, lease, binding understanding, instrument, note, option, license, sublicense, insurance policy benefit plan, commitment or undertaking of any nature for the purchase, subscription or issuance of any of the unissued shares or securities in the capital for any other entity or for any other future investment in or capital contribution to any other entity.
         (f)      Minute Books Complete
                  The minute books of each of the Acquired Corporations contain complete copies of their respective Charter Documents. Neither of the Acquired Corporations is in violation of any of the provisions of its respective Charter Documents. There are no outstanding applications or filings which would alter in any way the Charter Documents or corporate status of either of the Acquired Corporations. No resolutions or by-laws have been passed, enacted, consented to or adopted by the directors or shareholders of either of the Acquired Corporations, except those contained in the said minute books. The Mueller Trust, Jade Eagle Trust and Principals have furnished to the Purchaser a complete and correct copy of the Charter Documents of each of the Acquired Corporations.
         (g)      No Conflict; Required Filings and Consents
                  The execution and delivery of this Agreement by each of the Vendors and Principals does not, and the performance by each of the Vendors and Principals of the transactions contemplated hereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in Schedule3.1(g):
                  (i) violate, conflict with, or result in any breach of any provision of either of the Acquired Corporations' Charter Documents;
                  (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of or alter rights or obligations of either of the Acquired Corporations or third parties, or entitle any party to accelerate (whether as a result of a change of control of the Acquired Corporations or otherwise) any obligation, or result in a loss of any benefit, or give any Person the right to require any security to be repurchased, or give rise to the creation of any Lien upon any of the assets of either of the Acquired Corporations under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement or other instrument or obligation to which any of the Vendors and Principals or either of the Acquired Corporations is a party or by which or to which either of the Acquired Corporations or any of the assets of either of the Acquired Corporations may be bound or subject;
                  (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation, of any Governmental Entity applicable to either of the Acquired Corporations or any of the Vendors or Principals or by which or to which either of the Acquired Corporations or any of the assets of either of the Acquired Corporations are bound or subject; or
                  (iv) invalidate or adversely affect any Permit used in the conduct of the Business. No consent of, or registration, declaration or filing with any Governmental Entity nor any Governmental Authorization is required by or with respect to any of the Vendors and Principals or either of the Acquired Corporations in connection with the execution and delivery of this Agreement by the Vendors and Principals or the consummation of the transactions contemplated hereby.
         (h)      No Bankruptcy/Insolvency
                  Neither of the Acquired Corporations is insolvent, has committed an act of bankruptcy, has proposed a compromise or arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has taken any proceeding with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed of any part of its assets, has had any encumbrance take possession of any of its property, nor has it had any execution or distress become enforceable or become levied upon any of its property.
         (i)      Books and Records Complete
                  The books of account and financial records of each of the Acquired Corporations have been kept in accordance with applicable law on a consistent basis and fairly and correctly set out and disclose in all material respects the current financial position of each of the Acquired Corporations. All transactions involving either of the Acquired Corporations have been accurately recorded in such books and records. The Mueller Trust, Jade Eagle Trust and Principals have provided full access to such books and records to the Purchaser. All vacation pay, bonuses, commissions and other emoluments relating to each of the employees of ESE have been accrued to date in such books.
         (j)      Financial Statements
                  (i) The Mueller Trust and Jade Eagle Trust have delivered to the Purchaser copies of the Financial Statements. The Financial Statements, including the notes thereto, if any, were (i) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed in the Schedule 2.4 or required by changes in GAAP); (ii) fairly, fully and correctly present the assets, liabilities and financial position of each of the Acquired Corporations, as applicable, at the dates thereof and the results of operations of each of the Acquired Corporations, as applicable for the respective periods indicated; (iii) are in accordance with the books and records of each of the Acquired Corporations; (iv) contain and reflect all necessary adjustments for a fair presentation of the results of operations and cash flows and the financial condition of the Business for the periods covered thereby; and (v) contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses.

                  (ii) The Mueller Trust, the Jade Eagle Trust and Principals shall deliver to the Purchaser the Audited Financial Statements. The Audited Financial Statements, including the notes thereto, shall be (i) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except for the audit opinion qualification described in Schedule 2.4 or required by changes in
                           GAAP); (ii) fairly, fully and correctly present the assets, liabilities and financial position of each of the Acquired Corporations, as applicable, at the dates thereof and the results of operations of each of the Acquired Corporations, as applicable for the respective periods indicated; (iii) are in accordance with the books and records of each of the Acquired Corporations; (iv) contain and reflect all necessary adjustments for a fair presentation of the results of operations and cash flows and the financial condition of the Business for the periods covered thereby; and
                           (v) contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses.
                  (iii) There is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent or otherwise, of either of the Acquired Corporations that is not reflected or reserved in the applicable Financial Statements other than (i) liabilities incurred in the Ordinary Course of Business in a manner consistent with past practices since the Balance Sheet Date, or (ii) any such liability or obligation which would not have a Material Adverse Effect.
         (k)      Taxation
                  (i) Each of the Acquired Corporations has timely filed all Tax Returns required to be filed by each of the Acquired Corporations and such Tax Returns are true and correct and have been completed in accordance with applicable law.
                  (ii) Each of the Acquired Corporations has (i) paid within the time required by law, or accrued on the Financial Statements all Taxes whether asserted or unasserted, contingent or otherwise, they were required to pay or accrue; and (ii) have withheld from each payment made to each of their past or present employees, officers, directors and independent contractors, creditors, shareholders, non-residents or other third parties all Taxes and other material deductions required to be withheld and have, within the time required by law, paid such withheld amounts to the proper authority.
                  (iii) Neither of the Acquired Corporations has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against either of the Acquired Corporations nor have either of the Acquired Corporations executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any Tax. There are no matters relating to Taxes under discussion between any taxing authority and either of the Acquired Corporations.
                  (iv) No audit or other examination of any Tax Return of either of the Acquired Corporations is currently in progress, nor has either of the Acquired Corporations been notified of any request for such an audit or other examination nor has any taxing authority requested any information that could affect the Tax payable or paid by either of the Acquired Corporations, nor is any taxing authority asserting or to the Mueller Trust, Jade Eagle Trust and Principals' Knowledge without any enquiries threatening to assert against either of the Acquired Corporations any claim for Taxes.

                  (v) No adjustment relating to any Tax Returns filed by either of the Acquired Corporations has been proposed in writing, formally or informally, by any Tax authority to either of the Acquired Corporations or any representative thereof.
                  (vi) There are (and as of immediately following the Closing Date there will be) no Liens of any sort on the assets of either of the Acquired Corporations relating to or attributable to Taxes nor has either of the Acquired Corporations granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any tax.
                  (vii) Neither of the Acquired Corporations is a party to a tax sharing, tax indemnity or tax allocation agreement and neither of the Acquired Corporations is liable for the Taxes of any other Person, whether as a transferee or successor or by contract or otherwise, nor do any of the Vendors owe any amount under any such agreement.
                  (viii) The Acquired Corporations tax basis in their assets, the class in which such asset is included for tax purposes, its loss carry forwards and investment tax credits are accurately reflected on the tax books, records and Tax Returns of each of the applicable Acquired Corporations.
                  (ix) No circumstances exist which would make either of the Acquired Corporations subject to the application of any of sections 79 to 80.04 of the Tax Act in a manner that would result in a material liability to either of the Acquired Corporations.
                  (x) Neither of the Acquired Corporations has acquired property or services from or disposed of property or provided services to, a Person with whom it does not deal at arm's length (within the meaning of the Tax
                           Act) for an amount that is other than the fair market value of such property or services, or has been deemed to have done so for purposes of the Tax Act.
                  (xi) Neither of the Acquired Corporations has deducted any amounts in computing its income in a taxation year which may be included in a subsequent taxation year under section 78 of the Tax Act.
                  (xii) All money borrowed by either of the Acquired Corporations was, at the time it was borrowed and throughout the period of the borrowing, used for a purpose which will result in any interest expense incurred by such Acquired Corporation in connection with such borrowing being deductible in accordance with section 20(1)(c) of the Tax Act and the equivalent provisions of any applicable provincial taxing legislation.
                  (xiii)   Each of the Acquired Corporations is registered under
                           Part IX of the ETA and their registration numbers are 869824912-RT-0001 as to ESE and 869723965-RT-0001as
                           to PacGeo;
                  (xiv) Each of the Acquired Corporations has duly and on a timely basis filed all GST returns under Part IX of the ETA that were required to be filed on or prior to the date hereof and has remitted to the Receiver General for Canada, the net tax, as defined for purposes of the GST, for each of its completed reporting periods, for GST purposes.
         (l)      No Material Adverse Change
                  Except as set out in Schedule 3.1(l) since December 31, 2003:
                  (i) there has not been any change in the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of either of the Acquired Corporations, and no event has occurred that has had or would reasonably be expected to have a Material Adverse Effect on either of the

                           Acquired Corporations, provided that the completion of the transactions contemplated herein will result in a default of the terms of the Bank Debt; and
                  (ii) there has not been any loss, damage or destruction to, or any material interruption in the use of, any of the assets either of the Acquired Corporations (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on either of the Acquired Corporations.
         (m)      Ordinary Course of Business
                  Since incorporation, the Acquired Corporations have carried on the Business in the ordinary course. Schedule 3.1(m) hereof sets forth the management, senior employee, senior executive and/or director compensation (including base salary, bonuses, capital charges, management fees paid to any Person not dealing at arm's length with the recipient of such money) for or in respect of the fiscal year ending December 31, 2005 or accrued to the date hereof, whether or not paid in the relevant fiscal period or paid before or after such period. Without limiting the generality of the foregoing, since December 31, 2005, except as otherwise also disclosed in
                  Schedule 3.1(m), neither of the Acquired Corporations have:
                  (i) failed to pay, satisfy and discharge its obligations and liabilities in the Ordinary Course of Business;
                  (ii) disposed of any of its inventories, other than in the Ordinary Course of Business;
                  (iii) sold or transferred any tangible assets or cancelled or released any debts or claims, except in each case, in the Ordinary Course of Business or not exceeding one thousand Canadian dollars (CDN$$1,000) in any single transaction or five thousand Canadian dollars (CDN$5,000) in the aggregate;
                  (iv) sold, leased, mortgaged, pledged or otherwise encumbered or disposed of any of its tangible or intangible assets or properties or relating to the Business, except in the Ordinary Course of Business;
                  (v) made any capital expenditures or leasehold improvements, except in the Ordinary Course of Business or, in any event, exceeding, in the aggregate, five thousand Canadian dollars (CDN$5,000), with the exception of the capital expenditures listed on the "Capital Additions" summary dated December 31, 2005 included in Schedule 3.1(m), and previously provided to the Purchaser;
                  (vi) purchased or agreed to purchase, leased or agreed to lease, acquired or agreed to acquire any additional assets or property, except for purchases of materials and supplies for use in the Ordinary Course of Business;
                  (vii) suffered any material damage, destruction or loss, whether or not covered by insurance;
                  (viii) incurred any debt, liability or obligation whatsoever, absolute or contingent, secured or unsecured, other than current liabilities in the Ordinary Course of Business, nor entered into any transaction or into any contract or agreement whatsoever, other than in the Ordinary Course of Business;
                  (ix) assured, guaranteed or otherwise become liable for the obligations of any other Person;
                  (x) authorized, declared or paid any unusual management fees, fringe benefits or bonuses, dividends or other distributions on any of the shares except in the Ordinary Course of Business;
                  (xi) changed, altered or amended the accounting methods, practices or principles or re-valued or written down any of its assets, including without limitation, the value of capitalized Intellectual Property or inventory, and notes or accounts receivable except in the ordinary course of business; or
                  (xii) agreed or committed to take any of the actions referred to above.
         (n)      Material Contracts
                  Other than as disclosed in Schedule 3.1(n), neither of the Acquired Corporations is a party to, nor bound by, or entitled to rights or bound by obligations under any Contract:
                  (i) relating to the employment of, or the performance of services by, any employee or consultant; (ii) pursuant to which either of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; or (iii) pursuant to which either of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments in respect of salary) in excess of one thousand Canadian dollars (CDN$1,000) to any current or former employee or director;
                  (ii)     with any customer;
                  (iii) which provides for indemnification of any officer, director, employee or agent;
                  (iv) imposing any restriction on the right or ability of either of the Acquired Corporations (i) to compete with any other Person; (ii) to acquire any product or other asset or any services from any other Person;
                           (iii) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (iv) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;
                  (v) to perform services for any other Person; or (vi) to transact business or deal in any other manner with any other Person; (v) (i) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (ii) providing any Person with any pre-emptive right, right of participation, right of maintenance or any similar right with respect to any securities; or (iii) providing either of the Acquired Corporations with any right of first refusal with respect to, or right to purchase or otherwise acquire, any securities;
                  (vi) incorporating or relating to any guarantee, warranty, indemnity or similar obligation;
                  (vii)    relating to any currency hedging,
                  (viii) imposing any confidentiality obligation on either of the Acquired Corporations;
                  (ix) (i) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations; or (ii) directly or indirectly benefiting any Governmental Entity (including any subcontract or other between either of the Acquired Corporations and any contractor or subcontractor to any Governmental Entity);
                  (x) requiring that either of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to, any transaction for the sale of any securities in the capital of either of the Acquired Corporations;
                  (xi) that has a term of more than sixty (60) days and that may not be terminated by either of the Acquired Corporations (without penalty) within sixty (60) days after the delivery of a termination notice by the applicable Acquired Corporation, excluding employment contracts with full-time employees of ESE;

                  (xii) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of one thousand Canadian dollars (CDN$1,000) in the aggregate, or contemplates or involves the performance of services having a value in excess of one thousand Canadian dollars (CDN$1,000) in the aggregate, excluding employment contracts with full-time employees of ESE; or
                  (xiii) not otherwise identified in clauses "(I)" through "(xii)" above that could reasonably be expected to have a (i) material effect on the Business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of either of the Acquired Corporations or to any of the transactions contemplated by this Agreement; or (ii) Material Adverse Effect on either of the Acquired Corporations, taken as a whole.
                  (collectively, the "Material Contracts").
         (o)      Compliance with Material Contracts
                  Neither of the Acquired Corporations is in default in any respect of any obligation under any Material Contract to which it is a party or by which it is bound. To the Knowledge of the Mueller Trust, Jade Eagle Trust and Principals there exists no state of facts, conditions, events or circumstances which, after notice or lapse of time or both, would constitute a default in any material respect of any obligation under any Material Contract by the Acquired Corporations or, to the Mueller Trust, Jade Eagle Trust and Principals' Knowledge, by any other party thereto, and each Material Contract is in good standing and in full force and effect and ESE is entitled to all its benefits thereunder. Except as disclosed in Schedule 3.1(o) herein, the execution of this Agreement and the consummation of the transactions herein contemplated will not, in any material way, affect the validity, enforceability or continuity of any Material Contract, require the obtaining of any consent or approval in order to remain in good standing or result in an increase or decrease in any amounts payable thereunder. Neither of the Acquired Corporations has made any assignment or sub-lease of any of its rights under any of the Material Contracts. True and complete copies of all written Material Contracts are listed in Schedule 3.1(n) hereto and an accurate summary description of all the material terms of all oral Material Contracts listed therein have been provided to the Purchaser. Except as disclosed in Schedule 3.1(n) hereto, none of the written Material Contracts have been amended or modified except pursuant to a written document, complete and accurate copies of which have been delivered to the Purchaser. Each of the Material Contracts is a legal, valid and binding obligation of the applicable Acquired Corporation, enforceable against it in accordance with its terms and is enforceable except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other laws affecting creditors rights and by general principles of equity.
         (p)      Regulatory Compliance
                  (i) Neither of the Acquired Corporations is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Acquired Corporations or by which their respective properties are bound or affected; or
                           (ii) any Contract, Governmental Authorization or other instrument or obligation to which any of the Acquired Corporations is a party or by which either of the Acquired Corporations or their respective properties are bound or affected. No investigation or review by any Governmental Entity is pending or, to the Mueller Trust, Jade Eagle Trust and Principals' Knowledge, without making any investigation or enquiry, threatened against either of the Acquired Corporations, nor has any Governmental Entity given to either of the Acquired Corporations written notice of its intention to conduct the same.
                  (ii) The Acquired Corporations are, and have at all times since incorporation been, in compliance with all applicable Legal Requirements. Neither of the Acquired Corporations have received any notice or other communication from any Governmental Entity or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.
                  (iii) In attempting to secure or securing any Material Contract the Acquired Corporations have not, nor to the Mueller Trust, Jade Eagle Trust and Principals' Knowledge, have any director, officer, shareholder, agent or employee of the Acquired Corporations (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment (whether money or property) to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) made any other unlawful payment (whether money or property); or (iv) committed any other offence.
                  (iv) The Acquired Corporations hold all Governmental Authorizations necessary to enable ESE to conduct the Business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid, in full force and effect and have been provided to the Purchaser. Each of the Acquired Corporations (as applicable) is, and at all times, has been, in material compliance with the terms and requirements of such Governmental Authorizations. Neither of the Acquired Corporations has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.
                  (v) Schedule 3.1(p)((v) describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of either of the Acquired Corporations, and in connection with which the Purchaser has received correct and complete copies of all related documents, and each of the Acquired Corporations is in full compliance with all of the terms and requirements of each such grant, incentive and subsidy. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any such grant, incentive or subsidy.
         (q)      Related Party Transactions
                  Since December 31, 2005, no payments has been made or authorized by either of the Acquired Corporations to, and neither of the Acquired Corporations has entered into any transaction with, its officers, directors, shareholders or employees or any of the Affiliates of such persons except to employees in the Ordinary Course of Business and at the rates of salary or remuneration, including bonuses payable to such persons in accordance with past practices, consistently applied.
         (r)      Related Party Indebtedness
                  Except as set forth in Schedule 3.1(r) herein, neither of the Acquired Corporations is indebted to any of their employees, officers, directors or shareholders in any manner whatsoever or to any of such Person's or either of the Acquired

                  Corporations' Affiliates, including, without limitation, any of the Vendors and Principals and in connection therewith the Purchaser has received correct and complete copies of all related documentation.
         (s)      No Guarantees
                  Except as set forth in Schedule 3.1(r) herein neither of the Acquired Corporations has guaranteed or otherwise given security for or agreed to guarantee or give security for any liability, debt or obligation of any other Person and correct and complete copies of any such guarantees have been provided to the Purchaser, as applicable.
         (t)      Dividends
                  No dividends or other distributions (in cash or other property) on any of the shares of either of the Acquired Corporations has been authorized, declared or paid since December 31, 2005.
         (u)      Title of Assets
                  Except as set forth in Financial Statements (which includes the Permitted Liabilities) and except as disclosed in Schedule 3.1(u), the Acquired Corporations are the owners of all the property and assets shown in the Financial Statements or used by ESE in connection with the Business (excluding property and assets leased to or licensed by ESE and disclosed) with good and marketable title thereto free of any Lien, claim, security interest or encumbrance of any nature or kind and of any rights or privileges capable of becoming Liens, claims, security interests or encumbrances except those which will be released and discharged in full prior to or at the Time of Closing, including the current Bank Debt to be discharged by the Purchaser at the Time of Closing. Without limiting the generality of the foregoing, none of the Vendors and Principals, any of their Affiliates, the Acquired Corporations' consultants or clients, nor any employees of either of the Acquired Corporations own or possess any of the assets (including, without limitation, any intellectual property) used by the Acquired Corporations in the Business.
         (v)      Condition and Sufficiency of Assets
                  Except as set out in Schedule 3.1(v) and having regard to their age and the use to which they have been put, all facilities, machinery, equipment and vehicles owned or used by either of the Acquired Corporations, as applicable, in connection with the Business are in good operating condition and in a state of good repair and maintenance, reasonable wear and tear excepted.
         (w)      No Broker
                  There is no broker, finder or other person who has any valid claim against the Purchaser or either of the Acquired Corporations, for a commission, finder's fee or brokerage fee in connection with this Agreement or the consummation of the transactions contemplated hereby, by virtue of any action taken by the Vendors and Principals or either of the Acquired Corporations except commission payable by the Vendors and Principals to NAI Goddard & Smith.
         (x)      Accounts Receivable
                  All Accounts Receivable have been bona fide created in the Ordinary Course of Business and the provision for doubtful accounts established in connection therewith are reasonable. The Accounts Receivable of ESE are free of all claims, Liens, security interests, encumbrances and rights of set off whatsoever, other than security granted in connection with the Bank Debt.
         (y)      Intellectual Property
                  (i)      PacGeo does not and never did own any Intellectual
                           Property.
                  (ii) ESE is the sole owner of all right, title and interest in and are entitled to use, without payment of any royalty or other fee, all Intellectual Property now used in the course of carrying on the Business. All registered Intellectual Property held by ESE is valid and subsisting. Schedule 3.1(y) annexed hereto contains a complete and accurate list of all Intellectual Property, together with full registration and other particulars thereof, including any fees payable in connection therewith. To the best of the Knowledge of the Mueller Trust, Jade Eagle Trust and Principals, the Intellectual Property used in conjunction with the Business has not been and is not at present being used by any other Person. To the best of the Knowledge of the Mueller Trust, Jade Eagle Trust and Principals, the right of ESE to use the Intellectual Property used by them in connection with the Business has never been called into question or challenged and to the best of the Knowledge, without any enquiry or investigation made by them, of the Mueller Trust, Jade Eagle Trust and Principals, ESE is not infringing upon any industrial or intellectual property rights of any other person, firm or corporation. To the best of the Knowledge of the Mueller Trust, Jade Eagle Trust and Principals, ESE, the Mueller Trust, Jade Eagle Trust or Principals have not received any notice (written or oral) that, and is not otherwise aware that, any person, firm or corporation claims that the conduct of the Business infringes upon the Intellectual Property rights of any person, firm or corporation. ESE have not granted any right, title or interest in and to the Intellectual Property used by them in connection with the Business to any other firm, person or corporation.
         (z)      Computer Systems
                  The computer systems of ESE, including but not limited to, mini-computers, personal computers and special purpose systems are fully operational and have all required licences.
         (aa)     Real Property
                  (i) PacGeo is not and has never been a party to any Real Property Leases.
                  (ii) PacGeo is not the registered or beneficial owner of any real property.
                  (iii) The Real Property is the only real property occupied by ESE which is necessary to conduct the Business as carried out on the date hereof.
                  (iv) ESE is not the registered or beneficial owner of any real property.
                           The Real Property Lease is the only agreement under which the ESE leases any real property. Copies of such lease in its entirety have been provided to the Purchaser. The Real Property Lease is in full force and effect and, save as disclosed in Schedule 3.1(aa), is unmodified. ESE is entitled to all rights and benefits as lessee under the Real Property Lease and, other than in respect of the Sublease, have not sublet, assigned, licensed or otherwise conveyed any rights in the Leased Premises or the Real Property Lease to any other person. All rental and other payments and other obligations required to be paid and performed by ESE pursuant to the Real Property Lease have been duly paid and performed; ESE is not in material default of any of its obligations under the Real Property Lease; and, except as set forth in
                           Schedule 3.1(aa), to the Knowledge of the Mueller Trust, Jade Eagle Trust and Principals, without making any investigation or enquiry, the landlord or other parties to the Real Property Lease are not in default of any of their obligations under the Real Property Lease. The Mueller Trust, Jade Eagle Trust and Principals have obtained, or will have obtained prior to the Closing Date, written consents from the lessors to the completion of the transaction contemplated by this Agreement which also confirm that there are no outstanding defaults under the Real Property Lease. Copies of the consents are attached in Schedule 3.1(aa). Subject to obtaining such consents, the terms and conditions of the Real Property Lease will not be affected by, nor will any of the Real Property Leases be in default as a result of, the completion of the transactions contemplated hereunder.
                           To the best of the Mueller Trust, Jade Eagle Trust and Principals' Knowledge, without any enquiry or investigation made by them, the title of the respective landlords to the Leased Real Property is not subject to any registered or unregistered Liens that could adversely impact the marketability of the Real Property Leases. If title to the Leased Real Property is subject to any mortgages with priority over the Real Property Leases, the Mueller Trust, Jade Eagle Trust and Principals covenant that they will request the landlord provide to the Acquired Corporations prior to the Closing Date, if requested by the Purchaser, a non-disturbance agreement from all mortgagees, provided that the inability of the Acquired Corporations to obtain such non-disturbance agreements shall not result in any rights to the Purchaser or liabilities or obligations to the Vendors or the Principals.
                  (v) The Business is not being carried on, and the Real Property is not being operated, in a manner which is in contravention of any statute, regulation, rule, code, standard or policy except for such contraventions which would not, or could not, have a material adverse effect on the condition of the Business. No amounts are owing by ESE or any Affiliate thereof in respect of the Leased Premises to any governmental authority or public utility, other than current accounts which are not in arrears. The Business is not being carried on in the Leased Premises contrary to the terms of the Real Property Leases.
                  (vi) The Leased Real Property, is currently zoned in a manner which permits its present use and occupation and to the knowledge of the Vendors and the Principals, without having made any investigation or enquiry, such use and occupation are not in breach of any statute, by-law, regulation, ordinance, order, covenant, restriction or plan (including, without limitation, those relating to environmental protection). No charges or violations have been filed, served, made or to the Vendors' and Principals' Knowledge, without any enquiry or investigation made by them, threatened against or relating to the Leased Real Property as a result of any violation or alleged violation of any of the aforesaid. There are no outstanding work orders or other requirements or notices relating to the Business, to the Mueller Trust, Jade Eagle Trust and Principals' Knowledge, without having made any investigation or enquiry, any of the Leased Real Property issued by any police or fire department, sanitation, health or factory authorities, departments or by any federal, provincial or municipal or other governmental authority, agency, department or board or any board of fire underwriters or any insurer or any notices or matters under discussion with any such departments or authorities relating to work orders or other requirements or notices. There are no matters under discussion by any of the Mueller Trust, Jade Eagle Trust and Principals or ESE with any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices. There are no pending or to the Mueller Trust, Jade Eagle Trust and Principals' Knowledge, without any enquiry or investigation made by them, threatened requests, applications or proceedings to alter or restrict the zoning or other restrictions applicable to the said property or changes or events which might curtail or interfere with the current use of any of the said properties.

                  (vii) To the Mueller Trust, Jade Eagle Trust and Principals' Knowledge, without any enquiry or investigation made by them, with respect to the Leased Real Property, except as set forth in Schedule 3.1(aa) hereto:
                           (A) the structures, appurtenances, fixtures and improvements on the said properties do not encroach on property of others, and are not encroached upon by structures or improvements of others;
                           (B) ESE has full, uninterrupted and unencumbered rights of ingress to and egress from each of the said properties, to and from the public roads abutting or adjacent to each of the said properties for all pedestrians and vehicles utilizing each of the said properties adequate to operate the Business in the ordinary course;
                           (C)      there are no structural defects or
                                    weaknesses in the buildings and improvements on any of the said properties including, without limitation, in any of the structural elements thereof, in any roofing or roof membrane or in any of the mechanical, electrical or HVAC or sprinkler systems therein;
                           (D) no Hazardous Substances including, without limitation, any asbestos, PCB's and urea formaldehyde foam insulation, is or has been located, stored, or incorporated in or on any of the said properties or any properties adjacent thereto and, without qualification, ESE has complied with all federal, provincial and local statutes, laws, ordinances, regulations and orders relating to environmental matters including, but not limited to, matters related to air pollution, water pollution, noise control, on-site or off-suite Hazardous Substance handling, discharge, disposal or recovery, Hazardous Substances (whether products or waste), including without limitation, asbestos, urea formaldehyde foam insulation and PCB's;
                           (E) the buildings and all other improvements, fixtures and structures located on each of the properties (including all walls, roofs, floors, sub-floors, foundations, partitions and ceilings) and the pavement, sidewalks, driveways and parking areas situate upon each of the said properties are in good working order and sound condition and in a good state of repair and maintenance reasonable wear and tear excepted given the age and use of the Leased Real Property and free from all structural defects, weaknesses and leakages;
                           (F)      the heating, ventilating, plumbing,
                                    drainage, electrical and air conditioning systems and all other systems used in the Leased Premises and all machinery, equipment, tools, furniture, furnishings and materials used in the Business are in good working order, fully operational and free of any defect, except for normal wear and tear.
                           (G) all hydro, water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services and all mechanical systems (as aforesaid), in each case as required by law and/or necessary for the proper operation of the said properties as they are now being operated, are installed and connected pursuant to valid permits, and are adequate to service the said properties and the cost thereof is not chargeable against any of the said properties by way of local improvement charges;
                           (H) all buildings, fixtures, structures and other improvements upon each of the said properties and the purposes for which each of the said properties is currently used by

                                    ESE comply in all respects with all relevant governmental laws, by-laws, ordinances, requirements, rules and regulations (including municipal and provincial fire regulations and pollution control regulations) except for any failure to comply which currently does not and cannot in the future result in a material cost or material damages to ESE or any of them;
                           (I) ESE nor any of the Mueller Trust, Jade Eagle Trust and Principals nor anyone on their behalf has received any notice from any insurance carrier of defects or inadequacies in the said properties which, if not corrected, could result in termination of insurance coverage or an increase in the cost thereof, and there are no such defects or inadequacies;
                           (J) ESE nor any of the Mueller Trust, Jade Eagle Trust and Principals nor anyone on their behalf has received any notice with respect to any by-law change affecting any of the said properties nor any notice relating to any threatened or pending condemnation or expropriation of any of the said properties from any governmental department, branch, agency, office or other authority, and there are no pending or threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the said properties or changes or events which might curtail or interfere with the use of the said properties; and
                           (K) none of the said properties, nor any lands adjacent thereto have ever been used for the purpose of the storage or disposal of Hazardous Substances.
         (bb)     Sublease
                  The Sublease is the only agreement under which ESE subleases any real property. Copies of the Sublease in its entirety have been provided to the Purchaser. The Sublease is in full force and effect and is unmodified. ESE is entitled to all rights and benefits as lessor under the Sublease. All rental obligations required to be paid and performed by the subtenant pursuant to the Sublease have been duly paid and performed; ESE and the subtenant are not in material default of any of the obligations under the Sublease. The Sublease will not be affected by, nor will any of the Sublease be in default as a result of, the completion of the transactions contemplated hereunder.
         (cc)     Personal Property Leases
                  (i) The Leases with the lessors listed and attached hereto as Schedule 3.1(cc) as lessors, and PacGeo and ESE, are the only Leases to which any of PacGeo and ESE is a party or in respect of which it has provided security. Copies of each such Lease is attached in
                           Schedule 3.1(cc) attached hereto. The Leases are in good standing and none of PacGeo or ESE is in default in payment of rent or any other amount payable thereunder or in the performance in any material respect of any of its other obligations thereunder. The Vendors have provided to the Purchaser true and complete copies of all such Leases, including supplements, amendments and modifications thereof. None of such Leases has been or is being further modified or amended or assigned. In addition the lessors under the Leases are not in breach, in any material respect, of any of their obligations thereunder. No state of facts exists which after notice or lapse of time or both or otherwise would result in a breach or default, in any material respect, under any of the Leases. Neither PacGeo or

                           ESE has any interest in, or any right or obligation to acquire any interest in, any other real or leased property. The Vendors, PacGeo and ESE, as lessee under the Leases, have not entered into or agreed to enter into any subleases, licences or concessions with respect to any such Lease.
                  (ii) Assuming proper authorization and execution thereof by the lessors, the Leases are valid, legally binding and enforceable, except that the rights and remedies of the parties thereto may be subject to and affected by the law relating to bankruptcy, insolvency, reorganization and creditors' rights generally and except that a court may or may not order an injunction, specific performance or other equitable remedies with respect to any particular provision of the Leases. The execution of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof will not, in any way, affect the validity, enforceability or continuity of any of the Leases or require the obtaining of any consent or approval in order to maintain such lease in good standing.
         (dd)     Capital Property Purchase Agreements
                  (i) The Capital Property Purchase Agreement (hereinafter referred to as "CPPA") with the sellers listed and attached hereto as Schedule 3.1(dd), as sellers, and PacGeo and ESE, as buyer, are the only CPPA's to which any of PacGeo and ESE is a party or in respect of which it has provided security. The terms of such CPPA are detailed in Schedule 3.1(dd). The CPPA's are in good standing and none of PacGeo or ESE is in default in payment of rent or any other amount payable thereunder or in the performance in any material respect of any of its other obligations thereunder. The Vendors have provided to the Purchaser true and complete copies of all such CPPA's, including supplements, amendments and modifications thereof. None of such CPPA's has been or is being further modified or amended or assigned. In addition, except as set out in Schedule 3.1(dd) hereto, the sellers under the CPPA's are not in breach, in any material respect, of any of their obligations thereunder. No state of facts exists which after notice or lapse of time or both or otherwise would result in a breach or default, in any material respect, under any of the CPPA's. Neither PacGeo or ESE has any interest in, or any right or obligation to acquire any interest in, any other CPPA's.
                  (ii) Assuming proper authorization and execution thereof by the sellers, the CPPA's are valid, legally binding and enforceable, except that the rights and remedies of the parties thereto may be subject to and affected by the law relating to bankruptcy, insolvency, reorganization and creditors' rights generally and except that a court may or may not order an injunction, specific performance or other equitable remedies with respect to any particular provision of the Leases. The execution of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof will not, in any way, affect the validity, enforceability or continuity of any of the CPPA's or require the obtaining of any consent or approval in order to maintain such lease in good standing.
         (ee)     Environmental
                  Except as set out in Schedule 3.1(ee):
                  (i) The assets of ESE, the Real Property and facilities, operated, and/or leased by ESE and the operations of ESE thereon or in connection therewith (which includes without limitation the Business) presently comply with, and have at all times complied with, all Environmental Laws.
                  To the Mueller Trust, Jade Eagle Trust and Principals' Knowledge, without any enquiry or investigation made by them:
                  (ii) No judicial proceedings are pending or threatened against ESE alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or threatened against ESE, alleging the violation of any Environmental Laws and no notice from any Governmental Entity or any private or public Person has been received by ESE claiming any violation of any Environmental Laws in connection with the assets of ESE, or any Real Property or facility owned, operated or leased by the ESE, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations or installations on or in connection with the assets of ESE, or any Real Property or facility owned, operated or leased by ESE that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving notice.
                  (iii)    All Permits, orders, consents and the like required
                           to be obtained or filed by ESE under any
                           Environmental Laws in connection with ESE's operations, including those activities relating to the generation, use, storage, treatment, disposal, release or remediation of Hazardous Substances, have been duly obtained or filed and or valid and in full force and effect, and each of ESE is and has at all times complied in all material respects with the terms and conditions of all such Permits. The list of all Permits, orders, consents and the like are set out in Schedule (ii)(ee).
                  (iv) All Hazardous Substances used or generated by ESE in connection with any of their assets or which are located on, in, or under any of the operated, or leased Real Property or facilities of the ESE is and have at all times been generated, stored, used, treated, disposed of and released by such on their behalf in such manner as not to result in any Environmental Costs or Liabilities. A list of all Hazardous Substances used or generated by ESE or any of their predecessors are set out in Schedule 3.1(ee).
                  (v) There are not now, on, in or under any property or facilities when owned, leased or operated by ESE, any Hazardous Substances that are in a condition or location that violates any Environmental Law or that reasonably could be expected to require remediation under any Environmental Laws or give rise to a claim for damages or compensation by any affected Person or to any Environmental Costs or Liabilities; and ESE nor their predecessors has ever conducted or caused to be conducted an environmental audit, assessment or study of any of the assets or real properties owned, leased or operated by ESE or their predecessors.
                  (vi) ESE has not received, and Mueller Trust, Jade Eagle Trust and Principals' do not expect to receive, any notification from any Person advising ESE that it is a potentially responsible party under any Environmental Laws.
         (ff)     Other Liabilities
                  Neither of the Acquired Corporations is now subject to any liabilities or obligations, direct or indirect, absolute or, to the Mueller Trust, Jade Eagle Trust and Principals' Knowledge, without having made any independent investigation or enquiry, contingent or otherwise, other than the liabilities or obligations set forth in the Financial Statements and those arising since December 31, 2005 in the Ordinary Course of Business, none of which is materially adverse and all of which in the aggregate would not have a

                  Material Adverse Effect on ESE or the Business. To the Mueller Trust, Jade Eagle Trust and Principals' Knowledge, there are no facts or circumstances which might reasonably serve as the basis for, or give rise to, any material liabilities or obligations on the part of either of the Acquired Corporations, other than liabilities or obligations disclosed in the Financial Statements, or arising thereafter in the Ordinary Course of Business (none of which is materially adverse).
         (gg)     No Judgments; No Litigation
                  There are no judgments or executions outstanding against either of the Acquired Corporations nor are there any suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations affecting the Business, operations, prospects, property or affairs of either of the Acquired Corporations pending or, to the Mueller Trust, Jade Eagle Trust and Principals' Knowledge, threatened against either of the Acquired Corporations. None of the customer complaints received by ESE in connection with the Business have involved serious or significant injury or damages, whether alleged or actual.
         (hh)     Employment Arrangements
                  (i) PacGeo has never had employees, agents or consultants;
                  (ii)     Schedule 3.1(hh) hereto contains a complete list of:
                           (A)      all written or oral contracts or
                                    arrangements for the employment of any
                                    officer, employee, agent or consultant
                                    including, but not limited to
                                    confidentiality and non competition
                                    agreements, to which ESE is a party;
                           (B)      all full-time employees (other than
                                    hourly-paid employees), their salaries, wage rates and other compensation arrangements, their positions and their length or service and particulars of any contracts, arrangements or understandings with them, including any particulars relating to relocations, repatriation, expatriation, visas or work permits.
                  (iii) ESE is not a party to or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices, wages, hours, and terms and conditions of employment.
                  (iv) ESE has withheld all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, current or former, is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing and is not liable for any payment respecting unemployment, compensation benefits, pension plans, workplace safety and insurance, social security or other benefits or obligations related to employees, except routine payments made on the Ordinary Course of Business.
                  (v) ESE has paid in full to all of its employees, or accrued in its financial books and records, all wages, salaries, commissions, bonuses, benefits, and other compensation due to such employees, or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.
                  (vi) ESE is not liable for any notice of termination, severance pay or other payments to any employee or former employee arising from the termination of employment nor to any former employee in respect of any right to reinstatement, and ESE will not have liability under any benefit or severance policy, practice, agreement, plan or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by ESE of any persons employed by ESE on or prior to the date hereof.

                  (vii) ESE has not closed any plant or facility, effectuated any lay-offs of employees or implemented any early retirement program within the past five (5) years, except in the Ordinary Course of Business, nor has ESE planned or announced any such action or program for the future.
                  (viii) ESE nor any of the Vendors has entered into any agreement or made any arrangements with any of the employees of ESE which would have the effect of depriving the Purchaser or ESE of the continued services of any such employees following the Closing Date, other than arrangements with Mark and Lynn as contemplated herein.
         (ii)     Change of Control Payments
                  There does not exist any plan or agreement pursuant to which any amounts may become payable in cash or otherwise (whether currently or in the future) to any current or former officer, director or employee of either of the Acquired Corporations as a result of or in connection with the transactions contemplated herein.
         (jj)     Employee Benefit Matters; Labour
                  (i) ESE has not entered into nor offered to any of it employees any Employee Benefit Plan;
                  (ii) ESE is not a party to any collective bargaining agreement and, to the Mueller Trust, Eagle Jade Trust and Principals' Knowledge, without any enquiry or investigation made by them, no union organizational campaign or representation petition is currently pending with respect to any of the employees of ESE.
                  (iii) No grievance is pending or, to the Mueller Trust, Eagle Jade Trust and Principals' Knowledge, without any enquiry or investigation made by them, threatened, and there are no pending or outstanding arbitration awards in respect of ESE.
                  (iv) There is no labour strike or labour dispute, slowdown, work stoppage or lockout pending or threatened against or affecting ESE, and ESE has never experienced any labour strike or labour dispute, slowdown, work stoppage or lockout.
                  (v) ESE (i) is, and has always been, in substantial compliance with all applicable laws and regulations regarding labour and employment practices, including, without limitation, terms and conditions of employment, equal employment opportunity, employee compensation, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, workers' compensation, disability, unemployment compensation, whistleblower laws or other employment or labour relations laws; (ii) is not engaged, nor has it, engaged, in any unfair labour practices, and has no, and has not had, any, unfair labour practice charges or complaints pending or, to the Mueller Trust, Eagle Jade Trust and Principals' Knowledge, without any enquiry or investigation made by them, threatened against it; (iii) has no, and has not had, any, grievances, arbitrations, or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to the Mueller Trust, Eagle Jade Trust and Principals' Knowledge, without any enquiry or investigation made by them, threatened, against it; (iv) has no, and has not had, any charges, complaints, or proceedings before any Governmental Entity responsible for regulating labour or employment practices, pending or threatened against it; and (v) has not granted any increase in severance or termination pay under any currently effective employment, severance, termination or indemnification agreement.
         (kk)     Workers' Compensation Matters
                  ESE has paid all assessments pursuant to worker's compensation legislation levied by all Governmental Entities and, to the Mueller Trust, Jade Eagle Trust and Principals' Knowledge, ESE does not have any liability for and there is not pending any state of facts which may result in the levying of a special assessment or a penalty charge of any nature with respect to the period prior to the Time of Closing. ESE has filed on a timely basis all payroll statements and other returns and statements required to be filed pursuant to applicable worker's compensation legislation. To the Mueller Trust, Eagle Jade Trust and Principals' Knowledge, without any enquiry or investigation made by them, ESE is not liable to indemnify any of its employees or any governmental body in respect of compensation and/or health-care payable to its employees pursuant to applicable worker's compensation legislation. ESE has notified the relevant Governmental Entities, within the time periods specified by applicable legislation, of all occurrences of accidents for which notification is required by applicable legislation and has provided requisite details thereof. The Purchaser has been provided a summary of all outstanding claims made by employees of ESE to any applicable workers' compensation board.
         (ll)     Pay Equity
                  ESE has complied with all of its obligations under applicable "pay equity" legislation and is not required to and has not filed or published any "pay equity" plans with any governmental or regulatory authority or with its employees.
         (mm)     Banking
                  Included in Schedule 3.1(mm) is a true and complete list showing the name and address of each financial institution in which either of the Acquired Corporations has an account or safety deposit box (and the details of the said accounts and safety deposit box(es)) and the names of all persons authorized to draw thereon or who have access thereto, and a complete list and brief description of each power of attorney presently in force and given by either of the Acquired Corporations.
         (nn)     Insurance
                  (i) The Acquired Corporations maintain insurance policies and fidelity bonds covering its assets, employees, officers and directors, as applicable, which are of the type and in the amounts customarily covered by persons conducting businesses similar to the Business.
                  (ii) Included in Schedule 3.1(nn) hereto is a true and complete list setting forth all insurance policies now in full force and effect (specifying the insurer, the amount of the coverage, the type of insurance, the annual premium, the amount of deductible, if any, the policy number and any pending claims thereunder) maintained by the Acquired Corporations on the assets of the Acquired Corporations or in relation to the Business and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the assets of the Acquired Corporations. Neither the Vendors nor either of the Acquired Corporations is in default in any material respect under any of the provisions contained in any insurance policy or has failed to pay all premiums due under any such insurance policy to date or to give any notice or present any claim under any such insurance policy in due and timely fashion. Since December 31, 2005, there have been no material claims under any such insurance policy.
         (oo)     Forward Commitments
                  All forward commitments by or to ESE for inventories, supplies or services for use in connection with the Business (whether or not there are any contracts in writing with respect thereto) which are in existence as of the date of this Agreement have been entered into by it in the Ordinary Course of Business and upon terms and conditions consistent with ESE's past practices.

         (pp)     Customer Relations
                  Since December 31, 2004, there has not been any material adverse change in relations with customer or suppliers of the Business, except as to dealings with those Accounts Receivable listed in Schedule 3.1(pp) attached hereto. ESE has not had a significant problem in obtaining in a timely manner and at reasonable cost any and all materials, goods or services (raw, finished or otherwise) used or to be used in the Business nor do the Vendors have any reason to believe ESE will have any significant problem in obtaining such materials, goods or services in the future. ESE has not received written notice of intent to terminate any material contracts or agreements for the purchase of the services of ESE.
         (qq)     No Undisclosed Facts
                  No representation or warranty by the Vendors contained in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered by the Vendors pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts known to the Vendors necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
         (rr)     Shareholder's Loans
                  The Shareholder's Loan, the details, terms and conditions of which are described in Schedule 3.1(r), shall be free and clear of all encumbrances, assignable in the ordinary course, due and payable without set off. The amount of the Shareholder's Loan shall be no less than the aggregate amount recorded on the books of the Acquired Corporations as at September 30, 2005, provided that the relative allocation of the Shareholder Loans among the Principals and Callon my change prior to the Closing Date.

3.2 Representations and Warranties of Aries and Callon Regarding Certain of the Purchased Shares
         Each of Aries and Callon hereby jointly and severally represent and warrant that except as otherwise disclosed in this Agreement or in any schedule attached hereto (and hereby acknowledges and confirms that the Purchaser and are relying on such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares and Shareholder's Loan):
         (a)      Good Title
                  Aries is the owner, beneficially and of record, of the part of the Purchased Shares as described in Section 1.1(nnn) and Callon is the owner of a portion of the Shareholder's Loan as described in Schedule 3.1(r) with good and marketable title thereto, free of any claim, Lien, security interest or encumbrance of any nature or kind, and as such Aries has the exclusive right and full power to sell, transfer and assign its part of the Purchased Shares and Callon has the exclusive right and full power to sell, transfer and assign Shareholder's Loan to the Purchaser free of any claim, Lien, security interest or encumbrance of any nature or kind. In addition, neither Aries nor Callon has any agreement or option or any right capable of becoming an agreement for the purchase of the part of the Purchased Shares owned by Aries and/or Shareholder's Loan owned by Callon. There is not pending any suit, action or other legal proceeding of any sort to, in any manner, restrain or prevent Aries and/or Callon from effectually and legally transferring the part of the Purchased Shares and Shareholder's Loan owned by them respectively to the Purchaser, free and clear of all claims, Liens, security interests and encumbrances of any nature or kind, or any action or proceeding, the effect of which would be to cause a Lien, security interest or encumbrance of any nature or kind to attach to any of such part of the Purchased Shares and/or Shareholder's Loan or to divest title to or ownership of any of such part of the Purchased Shares and/or Shareholder's Loan in any manner whatsoever, or to make the Purchaser or Aries and/or Callon liable for damages as a result of the execution and delivery of this Agreement by Aries and/or Callon or the completion by Aries and/or Callon of the transactions contemplated herein and Aries and Callon know of no such claim in connection with any of the foregoing.
         (b)      No Bankruptcy/Insolvency
                  Neither Aries nor Callon is insolvent, has committed an act of bankruptcy, has proposed a compromise or arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has taken any proceeding with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed of any part of its assets, has had any encumbrances take possession of any of its property, nor has it had any execution or distress become enforceable or become levied upon any of its property.
         (c)      Related Agreements
                  There are no agreements, written or oral, to which Aries or any of its Affiliates or Callon is a party to or by which any of them is bound in respect of the Purchased Shares owned by Aries and Shareholder's Loan owned by Callon.
         (d)      Shareholder's Loan
                  The part of Shareholder's Loan is legally and beneficially owned by Callon, the details, terms and conditions of which are described in Schedule 3.1(r), shall be free and clear of any and all encumbrances, assignable in the ordinary course, due and payable without set off.

                  Due Execution and Delivery - Aries and Callon

                  The execution and delivery of this Agreement by Aries and Callon as contemplated herein has been duly authorized by all necessary action. Aries and Callon have the legal capacity to enter into this Agreement and to carry out the transactions of purchase and sale contemplated herein and to perform their respective obligations hereunder and pursuant to all other agreements required to be delivered hereunder. This Agreement has been duly and validly executed and delivered by Aries and Callon and constitutes a valid and legally binding agreement, enforceable in accordance with its terms subject to and affected by the laws relating to bankruptcy, insolvency, reorganization and creditors' rights generally and except that a court may or may not order an injunction, specific performance or other equitable remedies with respect to any particular provision of this Agreement.

3.3 Representations and Warranties of the Lynn and the Mueller Trust Regarding Certain of the Purchased Shares
         Each of Lynn and the Mueller Trust hereby jointly and severally represent and warrant that except as otherwise disclosed in this Agreement or in any Schedule attached hereto (and hereby acknowledges and confirms that the Purchaser are relying on such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares and Shareholder's Loan.):
         (a)      Good Title
                  Each of Lynn and the Mueller Trust is the owner, beneficially and of record, of the part of the Purchased Shares as described in Section 1.1(nnn) and part of the Shareholder's Loan as described in Schedule 3.1(r). Each of Lynn and the Mueller Trust has a good and marketable title thereto, free of any claim, Lien, security interest or encumbrance of any nature or kind, and as such has the exclusive right and full power to sell, transfer and assign the part of the Purchased Shares and part of the Shareholder's Loan owned by Lynn and the Mueller Trust to the Purchaser free of any claim, Lien, security interest or encumbrance of any nature or kind. In addition, neither Lynn and/or the Mueller Trust has any agreement or option or any right capable of becoming an agreement for the purchase of the part of the Purchased Shares and part of the Shareholder's Loan owned by them. There is not pending any suit, action or other legal proceeding of any sort to, in any manner, restrain or prevent Lynn and/or the Mueller Trust from effectually and legally transferring the part of the Purchased Shares and the part of the Shareholder's Loan owned by Lynn and/or the Mueller Trust to the Purchaser, free and clear of all claims, Liens, security interests and encumbrances of any nature or kind, or any action or proceeding, the effect of which would be to cause a Lien, security interest or encumbrance of any nature or kind to attach to any of such part of the Purchased Shares and part of the Shareholder's Loan or to divest title to or ownership of any of such part of the Purchased Shares and part of the Shareholder's Loan in any manner whatsoever, or to make the Purchaser or Lynn and/or the Mueller Trust liable for damages as a result of the execution and delivery of this Agreement by Lynn and/or the Mueller Trust or the completion by Lynn and/or the Mueller Trust of the transactions contemplated herein and neither Lynn nor the Mueller Trust knows of such claim in connection with any of the foregoing.
         (b)      No Bankruptcy/Insolvency
                  Each of Lynn and the Mueller Trust is not insolvent, has committed an act of bankruptcy, has proposed a compromise or arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has taken any proceeding with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed of any part of its assets, has had any encumbrances take possession of any of its property, nor has it had any execution or distress become enforceable or become levied upon any of its property.
         (c)      Related Agreements
                  There are no agreements, written or oral, to which Lynn and/or the Mueller Trust or any of its Affiliates is a party to or by which any of them is bound in respect of the Purchased Shares and Shareholder's Loan.
         (d)      Shareholder's Loan
                  The part of the Shareholder's Loan are legally and beneficially owned by Lynn, the details, terms and conditions of which are described in Schedule 3.1(r), shall be free and clear of all encumbrances, assignable in the ordinary course, due and payable without set off.
         (e)      Due Execution and Delivery - Lynn and the Mueller Trust
                  The execution and delivery of this Agreement by Lynn and the Mueller Trust as contemplated herein has been duly authorized by all necessary action and Lynn and the Mueller Trust has the legal capacity to enter into this Agreement and to carry out the transactions of purchase and sale contemplated herein and to perform their respective obligations hereunder and pursuant to all other agreements required to be delivered hereunder. This Agreement has been duly and validly executed and delivered by Lynn and the Mueller Trust and constitutes a valid and legally binding agreement, enforceable against Lynn and/or the Mueller Trust in accordance with its terms subject to and affected by the laws relating to bankruptcy, insolvency, reorganization and creditors' rights generally and except that a court may or may not order an injunction, specific performance or other equitable remedies with respect to any particular provision of this Agreement.

3.4 Representations and Warranties of the Mark and the Jade Eagle Trust Regarding Certain of the Purchased Shares
         Each of Mark and the Jade Eagle Trust hereby jointly and severally represent and warrant that except as otherwise disclosed in this Agreement or in any Schedule attached hereto (and hereby acknowledges and confirms that the Purchaser are relying on such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares and Shareholder's Loan.):
         (a)      Good Title
                  Each of Mark and the Jade Eagle Trust is the owner, beneficially and of record, of the part of the Purchased Shares as described in Section 1.1(nnn) and part of the Shareholder's Loan as described in Schedule 3.1(r). Each of Mark and the Jade Eagle Trust has good and marketable title thereto, free of any claim, Lien, security interest or encumbrance of any nature or kind, and as such has the exclusive right and full power to sell, transfer and assign the part of the Purchased Shares and part of the Shareholder's Loan owned by Mark and the Jade Eagle Trust to the Purchaser free of any claim, Lien, security interest or encumbrance of any nature or kind. In addition, neither Mark nor the Jade Eagle Trust has any agreement or option or any right capable of becoming an agreement for the purchase of the part of the Purchased Shares and part of the Shareholder's Loan owned by Mark and the Jade Eagle Trust. There is not pending any suit, action or other legal proceeding of any sort to, in any manner, restrain or prevent Mark and/or the Jade Eagle Trust from effectually and legally transferring the part of the Purchased Shares and part of the Shareholder's Loan owned by Mark and the Jade Eagle Trust to the Purchaser, free and clear of all claims, Liens, security interests and encumbrances of any nature or kind, or any action or proceeding, the effect of which would be to cause a Lien, security interest or encumbrance of any nature or kind to attach to any of such Purchased Shares and Shareholder's Loan or to divest title to or ownership of any of such Purchased Shares and Shareholder's Loan in any manner whatsoever, or to make the Purchaser or Mark and the Jade Eagle Trust liable for damages as a result of the execution and delivery of this Agreement by Mark and the Jade Eagle Trust or the completion by Mark and the Jade Eagle Trust of the transactions contemplated herein and each of Mark and the Jade Eagle Trust knows of no such claim in connection with any of the foregoing.
         (b)      No Bankruptcy/Insolvency
                  Each of Mark and the Jade Eagle Trust is not insolvent, has committed an act of bankruptcy, has proposed a compromise or arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has taken any proceeding with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed of any part of its assets, has had any encumbrances take possession of any of its property, nor has it had any execution or distress become enforceable or become levied upon any of its property.
         (c)      Related Agreements
                  There are no agreements, written or oral, to which Mark and the Jade Eagle Trust or any of its Affiliates is a party to or by which any of them is bound in respect of the part of the Purchased Shares and part of the Shareholder's Loan.

         (d)      Shareholder's Loan
                  The part of the Shareholder's Loan are legally and beneficially owned by Mark, the details, terms and conditions of which are described in Schedule 3.1(r), shall be free and clear of all encumbrances, assignable in the ordinary course, due and payable without set off.

                  Due Execution and Delivery - Mark and the Jade Eagle Trust

                  The execution and delivery of this Agreement by Mark and the Jade Eagle Trust as contemplated herein has been duly authorized by all necessary action and Mark and the Jade Eagle Trust have the legal capacity to enter into this Agreement and to carry out the transactions of purchase and sale contemplated herein and to perform their respective obligations hereunder and pursuant to all other agreements required to be delivered hereunder. This Agreement has been duly and validly executed and delivered by Mark and the Jade Eagle Trust and constitutes a valid and legally binding agreement, enforceable against Mark and/or the Jade Eagle Trust in accordance with its terms subject to and affected by the laws relating to bankruptcy, insolvency, reorganization and creditors' rights generally and except that a court may or may not order an injunction, specific performance or other equitable remedies with respect to any particular provision of this Agreement.

                                    ARTICLE 4
                 COVENANTS OF THE VENDORS, PRINCIPALS AND CALLON

4.1      Interim Period
         The Vendors, Principals and Callon hereby jointly and severally covenant that, during the Interim Period except as otherwise provided in this Agreement, the Vendors, Principals and Callon will and will cause the Acquired Corporations to:

         (a) conduct the Business and its operations in the Ordinary Course of Business and in material compliance with all applicable Legal Requirements and the material requirements of all Contracts to which any of them is a party;
         (b) maintain the accounting methods principles and practices used by the Acquired Corporations;
         (c) preserve intact each of the Acquired Corporations' current business organization, use reasonably commercial efforts to keep available the services of its current officers and other employees and use reasonable commercial efforts to maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with either of the Acquired Corporations;
         (d) take all steps commercially reasonably required by the Purchaser to assist it in retaining the goodwill of ESE, including, if requested by the Purchaser, introducing the Purchaser or representatives of the Purchaser to the customers and suppliers of ESE, arranging the opportunity for the Purchaser or its representatives to meet such employees, customers and suppliers;
         (e) use reasonable commercial efforts to preserve and prevent any damage to, destruction or loss of any assets of ESE, whether or not such assets are covered by insurance;
         (f) take all action necessary to prevent the loss, cancellation, abandonment, forfeiture or expiration of any Intellectual Property of ESE;
         (g) give to the Purchaser, the Purchaser's Solicitors, the Purchaser's advisors and other representatives of the Purchaser, full access during normal business hours to management, employees, properties, books, contracts, commitments and records of each of the Acquired Corporations; provided such access does not unreasonably interfere with the day-to-day operations of the Business;
         (h) furnish the Purchaser with all information concerning the affairs of either of the Acquired Corporations as the Purchaser may reasonably request;
         (i) instruct and authorize the Vendors' and the Auditors and solicitors to cooperate with the Purchaser's advisors and the Purchaser's Solicitors and instruct the Auditors to give to the Purchaser's advisors full access during such period to their files and working papers with respect to the Acquired Corporations and the Business;
         (j) permit the Purchaser to observe all operations of ESE and authorize the Purchaser's advisors to contact the owner of the Real Property in respect of the status of the Leases;
         (k) promptly advise the Purchaser in writing of any material change in the condition, financial or otherwise, in the Business, or the Acquired Corporations;
         (l) provide the Purchaser with all information required to enable the Purchaser to prepare and file all notices and applications required to be filed for the purposes of obtaining of any regulatory consent which is required in connection with the transactions contemplated herein;
         (m) do all reasonable things and cause all reasonable things to be done to ensure that all of the representations and warranties contained in this Agreement remain materially true and correct throughout the Interim Period as if such representations and warranties were continuously made throughout such period;
         (n) keep in full force and effect the insurance referred to herein;
         (o) not enter into nor modify, amend or terminate any Contracts, commitments or transactions nor waive, relinquish or assign any Contracts or rights or claims under any Contract, pertaining to the Business, except, unless otherwise herein provided, in the Ordinary Course of Business;
         (p) not incur any indebtedness, obligations or liability or make any payment in respect thereof, nor cancel or forgive any indebtedness except in the Ordinary Course of Business;
         (q) not increase the wages or salaries or any other form of remuneration, direct or indirect, nor increase any benefits or entitlements, of any of the employees of ESE, except in the Ordinary Course of Business;
         (r) not acquire or agree to acquire (by merger, consolidation, or acquisition of shares or assets) any additional assets, except inventories and supplies purchased in the Ordinary Course of Business;
         (s) not sell, agree to sell or otherwise dispose of or license, pledge or encumber any of the assets of either of the Acquired Corporations, except Inventories sold in the Ordinary Course of Business;
         (t) not sell, transfer, license, sublicense or otherwise dispose of any Intellectual Property of ESE, or amend or modify any existing agreements or rights with respect to any Intellectual Property of, or used by, ESE, other than nonexclusive object and source code licenses in the Ordinary Course of Business provided that in no event shall ESE license on an exclusive basis or sell any Intellectual Property of ESE;
         (u) not make any material Tax election or settle or compromise any material federal, state, provincial, local or foreign Tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the Financial Statements;
         (v) not waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which either of the Acquired Corporations is a party or of which either of the Acquired Corporations is a beneficiary;
         (w) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge or satisfaction in the Ordinary Course of Business or in accordance with their terms, or liabilities reflected or reserved against in the Financial Statements or incurred in the Ordinary Course of Business;
         (x) not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares, or repurchase, redeem or otherwise reacquire any shares or other securities;
         (y) not propose to or sell, issue, deliver, pledge, grant or authorize the issuance or grant of (i) any of its shares or other securities; (ii) any option, call, warrant or right to acquire any of its shares or other securities; or (iii) any instrument convertible into or exchangeable for any of its shares or other securities or enter into other agreements or commitments of any character obligating the issuance of any such shares or convertible securities, or any other ownership interest (including without limitation, any phantom interest) in either of the Acquired Corporations;
         (z) not split, combine or reclassify the share capital of either of the Acquired Corporations;
         (aa) not amend or waive any of its rights under, or accelerate the vesting under, any provision of any stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise reprise, extend the term of or in any other way amend or modify any of the terms of any outstanding option, warrant or other security;
         (bb) not form any Subsidiary or acquire any equity interest or other interest in any other entity;
         (cc) not amend or permit the adoption of any amendment to its Charter Documents or effect or become a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;
         (dd) not make any individual or series of related payments outside of the Ordinary Course of Business of any kind in connection with either of the Acquired Corporations;
         (ee) not oblige either of the Acquired Corporations to pay or otherwise be responsible for the payment of any brokerage fees or other commissions relating to the purchase and sale of the Purchased Shares and Shareholder's Loan contemplated herein; and
         (ff) not take, or agree in writing or otherwise to take, any of the actions described in (a) through (ff) above, or any action which would make any of the representations or warranties in this Agreement untrue or incorrect in any material respect or prevent the Vendors, Principals and Callon from performing their respective covenants hereunder or result in any of the conditions to the Agreement set forth herein not being satisfied.

4.2      Time of Closing
         The Vendors and the Principals hereby jointly and severally covenant and, as applicable, Callon covenants that, at the Time of Closing:
         (a) the Vendors, Principals and Callon will furnish the Purchaser with a statutory declaration that the representations and warranties of Jade Eagle Trust, Mueller Trust, Aries and the Principals contained in this Agreement are true as at the Time of Closing, as though then made, and that the covenants of the Vendors, Principals and Callon to be complied with at or prior to the Time of Closing have been materially complied with; provided that the receipt of such statutory declaration and the closing of the transactions contemplated herein shall not be a waiver of the representations, warranties and covenants of all the parties, which are contained in this Agreement;
         (b) the Vendors, Principals and Callon will deliver to the Purchaser evidence satisfactory to the Purchaser's Solicitors that all necessary corporate, trust and other necessary authorizations authorizing and approving the transactions contemplated herein have been obtained;
         (c) the Vendors, Principals and Callon will deliver or cause to be delivered any consents, waivers or approvals which may be required from third parties to the sale of the Purchased Shares and Shareholder's Loan;
         (d) the Vendors, the Principals and Callon will provide the Purchaser with a statutory declaration that each of them is not then a "non-resident" of Canada within the meaning of the Tax Act;
         (e) the Vendors, the Principals and Callon will execute all assignments and documents delivered pursuant to this Agreement at the Time of Closing which require execution by them;
         (f) the Vendors, the Principals and Callon will cause all necessary steps and proceedings as may reasonably be approved by the Purchaser's Solicitors to be taken so that the Purchased Shares and Shareholder's Loan may be properly transferred to the Purchaser at the Time of Closing; and in that regard, to deliver to the Purchaser at the Time of Closing certificates representing the Purchased Shares, such certificates being duly endorsed for transfer to the Purchaser and cause transfers of the Purchased Shares and the Shareholder's Loan to be duly and regularly recorded in the name of the Purchaser or as it may in writing direct;
         (g)      the Vendors, Principals will:
                  (i) cause all of the directors and officers of the Acquired Corporations to resign in favour of nominees of the Purchaser, in each case at no expense or liability to the Acquired Corporations; and
                  (ii) deliver, and cause to be delivered by the Vendors and Principals, and all the directors and officers of the Acquired Corporations, and all members of the Vendors' and Principals' immediate families who were employed by or were paid by the Acquired Corporations, a mutual release, with effect from the Time of Closing, of any claims by and against the Acquired Corporations which any of such parties may have, in form satisfactory to the Purchaser (excepting non-compliance with law, fraud or anything contemplated in this Agreement);
         (h) the Vendors and the Principals will deliver to the Purchaser the written covenant of the Royal Bank of Canada and the Business Development Bank of Canada as to the terms and conditions upon which it will discharge the Bank Debt and release the Acquired Corporations from all obligations thereunder or under any related security;
         (i) the Vendors and Principals will, excluding under the Bank Debt, cause the Acquired Corporations to be released from all guarantees or other covenants in favour of the Vendors and/or the Purchasers and/or Callon, the directors, officers or shareholders of the Acquired Corporations or any Person with whom any of such persons does not deal "at arm's length" (as defined in the Tax Act), and to obtain and, where appropriate, arrange for the registration of the discharge of all security given by the Acquired Corporations in support of any such guarantee or covenant;
         (j) the Vendors, Principals and Callon will except in respect of the Shareholder's Loan, pay and cause to be paid to the Acquired Corporations all amounts owing by them, any of their respective Affiliates or any other Person with whom any of the Vendors and the Principals and Callon does not deal "at arm's length" (as defined in the Tax Act); and
         (k) the Vendors, Principals and Callon will deliver and cause to be delivered to the Purchaser the corporate seals, minute books, share certificates, share certificate books, share transfers, share register books, directors' registers and any and all documents, records, books, instruments and agreements of or pertaining or relating to the Acquired Corporations and the Business.

4.3      Tax Matters
         (a)      Returns
                  (i) The Vendors and the Principals shall prepare or cause PacGeo to prepare all Tax Returns for the Acquired Corporations for all periods ending on or before the Closing Date that are to be filed after the Closing Date, shall allow Purchaser to review and comment on each such Tax Return and shall consider any such comments as the Purchaser may reasonably provide.
                  (ii) For income tax purposes the parties agree to apportion income for the year of Closing based upon an interim closing of the Acquired Corporations' books on or immediately prior to the Closing Date (as applicable) in a manner consistent with the past practices of the Acquired Corporations for reporting income Tax items. In order to appropriately apportion any non-income Taxes relating to any taxable year beginning before (and ending after) the Closing Date, the parties hereto shall apportion such non-income Taxes to the taxable period ending on or before the Closing Date as follows: (x) ad valorem Taxes (including, without limitation, real and personal property taxes) shall be accrued on a monthly basis over the period for which such Taxes are levied, or if it cannot be determined over the period such Taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such Taxes, (y) all Taxes relating to actions outside the ordinary course of business occurring on or after the Closing Date shall be apportioned to the period ending after the Closing Date, and (z) franchise and other privilege Taxes not measured by income shall be accrued on a monthly basis over the period to which the privilege relates.
                  (iii) The Vendors and Principals shall be liable for, and shall jointly and severally indemnify and hold the Purchaser (including any successors thereof) harmless against all Taxes of the Acquired Corporations payable for any taxable year, taxable period or portion thereof ending on or before the Closing Date which tax liability is not disclosed in the Audited Financial Statements or in the Final Balance Sheet and to the extent such tax liability is not disclosed, the Vendors and the Principals will be liable to the Purchaser pursuant to this sub-section. The Purchaser and the Acquired Corporations shall be liable for, and shall indemnify and hold the Vendors and the Principals harmless against any and all Taxes imposed on the Acquired Corporations relating or apportioned to any taxable year or portion thereof ending on or after the Closing Date, except as otherwise disclosed or accrued in the Final Balance Sheet.
         (b)      Refunds or Credits
                  The Purchaser, or the Acquired Corporations shall promptly pay to the Vendors and Principals any refunds or credits of Taxes to the extent such refunds or credits are not included on the Final Balance Sheet for which the Vendors and Principals may be liable under Section 4.3(a) hereof or that relate to Tax periods or portions thereof ending on or prior to the Closing Date. For purposes of this Section 4.3(b), the term "refund" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash. Upon the reasonable request of any Vendor and/or Principal, the Vendors and/or Principals shall prepare and file, or cause to be prepared and filed, all claims for refunds relating to such Taxes. In no event shall the Purchaser amend any of the Acquired Corporations' Tax Returns relating to any Taxes for a period (or portion thereof) ending on or prior to the Closing Date or the carry-back of an item to a period ending prior to Closing Date without the Vendors' and Principals' prior written consent (which will not be unreasonably withheld).
         (c)      Mutual Cooperation
                  As soon as practicable, but in any event within fifteen (15) days after either the Vendors'/Principals' or the Purchaser's request, as the case may be, the Purchaser shall deliver to the Vendors and Principals or the Vendors and Principals shall deliver to the Purchaser, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Acquired Corporations and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable the Vendors, the Principals, the Purchaser, or the Acquired Corporations to satisfy their accounting or Tax requirements.
         (d)      Contests
                  Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which the Vendors are or may be liable under this Agreement, the Purchaser shall, if informed of such an assertion, promptly inform the Vendors, and the Vendors shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which any Vendor may be liable under the Agreement. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which the Purchaser is liable under this Agreement, the Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which the Vendors are liable under this Agreement.
         (e) Resolution of Disagreements Between the Sellers and Purchaser If either the Vendors and Principals or the Purchaser disagree as to the amount of Taxes for which either the Vendors and Principals or the Purchaser may be liable under this Agreement, either the Vendors and Principals or the Purchaser shall promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within sixty (60) days of the date of consultation, the dispute shall be settled by a Neutral Auditor. The fees and expenses of the Neutral Auditor for such dispute resolution work will be paid by the Purchaser as to 50% of the costs, and by the Vendors and Principals as to 50% of the costs. The Neutral Auditor shall act as an expert and not as an arbitrator and will be required to determine the items in dispute that have been referred to them as soon as reasonably practicable, based solely on the presentations made to them by the Vendors, the Principals and Purchaser, and not by independent review. The Neutral Auditor's determination shall be made within thirty (30) days of its engagement, shall be set forth in a written statement delivered to the Vendors, the Principals and the Purchaser and shall be final and binding on the parties hereto.

         (f)      Survival of Obligations
                  Notwithstanding anything else herein, the obligations of the parties set forth in this Section 4.3 shall be unconditional and absolute, and shall remain in effect without limitation as to time or amount of recovery.
         (g)      Adjustment
                  Any payment to the Vendors and Principals under this Section
                  4.3 will be deemed to be an adjustment to the Purchase Price unless, under applicable law, such payment is not treated as received by such other parties.

4.4      Additional Covenants
         The Vendors, the Principals and Callon hereby jointly and severally covenant that, subsequent to the Closing Date, they will:
         (a) at the request of the Purchaser, execute and deliver such additional conveyances, transfers and other assurances as may, in the reasonable opinion of the Purchaser's Solicitors, be required to carry out the intent of this Agreement.

4.5      Integrity of Representations and Warranties
         No investigation or due diligence of the Purchaser, or any lack thereof, or disclosures of the Vendors or of any other Person, shall qualify, prejudice reduce, detract from, mitigate or otherwise compromise the integrity or authority of the Vendor's representations and covenants under this Agreement.

                                    ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants as follows and hereby acknowledge and confirm that the Vendors, the Principals and Callon are relying on such representations and warranties in connection with the entering into this Agreement by them and the transactions contemplated herein:

5.1      Organization; Good Standing
         The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to perform its obligations under all agreements or contracts by which it is bound and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

5.2      Due Execution and Delivery
         The execution and delivery of this Agreement by the Purchaser hereunder, and the execution and delivery of this Agreement by the Purchaser and its purchase of the Purchased Shares and Shareholder's Loan contemplated herein, have been duly authorized by all necessary corporate action and the Purchaser has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions of purchase and sale contemplated herein to which it is a party and to perform its obligations hereunder and pursuant to all other agreements required to be delivered by it hereunder. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and legally binding agreement, enforceable against such parties in accordance with its terms subject to and affected by the laws relating to bankruptcy, insolvency, reorganization and creditors' rights generally and except that a court may or may not order an injunction, specific performance or other equitable remedies with respect to any particular provision of this Agreement.

5.3      No Bankruptcy/Insolvency
         The Purchaser is not insolvent, has not committed an act of bankruptcy, has not proposed a compromise or arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has taken any proceeding with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed of any part of its assets, has had any encumbrances take possession of any of its property, nor has it had any execution or distress become enforceable or become levied upon any of its property.

5.4      No Legal Proceedings
         There is not pending any suit, action or other legal proceeding of any sort to in any manner restrain or prevent the Purchaser from effectually and legally purchasing the Purchased Shares and Shareholder's Loan or to make the Vendors, the Principals and/or Callon liable for damages as a result thereof and the Purchaser knows of no such claims in connection with any of the foregoing.

5.5      No Conflict; Required Filings and Consents
         The execution and delivery of this Agreement by the Purchaser and the observance and performance of the terms and provisions of this Agreement on the part of the Purchaser to be observed and performed do not constitute a violation of applicable law or violation or breach of the Purchaser's Charter Documents or any provision of any contract, indenture, undertaking or other instrument to which either the Purchaser is a party or by which it is bound, or any order, writ, injunction, decree, statute, rule, by-law or regulation applicable to it, nor do they constitute a default (or would with the passage of time or the giving of notice for both, or otherwise, constitute a default) under any contract, agreement or instrument to which the Purchaser is a party or by which it is bound.

5.6      No Broker
         There is no broker, finder or other person who has any valid claim against the Vendors for a commission, finder's fee or brokerage fee in connection with this Agreement or the consummation of the transactions contemplated hereby, by virtue of any action taken by the Purchaser.

                                    ARTICLE 6
                           COVENANTS OF THE PURCHASER

6.1      Time of Closing
         The Purchaser hereby covenants that, at the Time of Closing, the Purchaser will:
         (a) furnish the Vendors, the Principals and Callon with a certificate from an officer of the Purchaser that the representations and warranties of the Purchaser contained in this Agreement are true as at the Time of Closing, as though then made, and that the covenants of the Purchaser to be complied with at or prior to the Time of Closing have been complied with; provided that the receipt of such evidence and the closing of the transactions contemplated herein shall not be a waiver of the representations, warranties and covenants of the Purchaser which are contained in this Agreement;

         (b) deliver to the Vendors and Principals and Callon evidence satisfactory to the Vendors and Principals and Callon's Solicitors that all necessary corporate and other authorizations authorizing and approving the transaction contemplated herein have been obtained;
         (c) execute all assignments and documents delivered pursuant to this Agreement at the Time of Closing which require execution by the Purchaser;
         (d) provide the Vendors, the Principals and Callon with a favourable opinion of the Purchaser's Solicitors to the effect that this Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms (subject to bankruptcy laws and the availability of equitable remedies), in a form reasonably satisfactory to the Vendors and Principals and Callon's Solicitors; and
         (e)      pay the Purchase Price as contemplated in Section 2.3; and
         (f) advise the Vendors, Principals and Callon in writing if it has actual notice of any fact or circumstance which would cause any representation and warranty of the Vendors and/or Principals and/or Callon contained in this Agreement to be untrue at the Time of Closing.

6.2      Interim Period
         The Purchaser covenants that, during the Interim Period, the Purchaser will perform its due diligence investigation of the Business.

6.3      Post Closing
         The Purchaser covenants that, immediately after the acquisition of the Purchased Shares and the Shareholder Loans, and as part of the closing of the transactions contemplated herein, it shall either:
         (a) advance to the Acquired Corporations, in a manner to be determined by the Purchaser, sufficient funds to retire in full the Bank Debt against releases from each of Royal Bank of Canada and Business Development Bank of Canada of all charges and security interests it has on the assets of the Acquired Corporations for such debt, together with the releases of any guarantees of any of the Vendors or the Principals in connection therewith; or
         (b) secure such financing on behalf of the Acquired Corporations to retire in full the Bank Debt, together with the releases of any guarantees of any of the Vendors or the Principals in connection therewith;
         In addition, the Purchaser shall do all such acts and things as may be required to comply with the provisions of subsection 2.7 herein.

                                    ARTICLE 7
                                   CONDITIONS

The completion of the purchase and sale of the Purchased Shares and Shareholder's Loan contemplated herein is subject to the following conditions having been satisfied. All of the conditions contained in Sections 7.1 through
7.10 inclusive, are declared to be for the exclusive benefit of the Purchaser. The conditions contained in Sections 7.11 and 7.12 are declared to be for the exclusive benefit of the Vendors and Principals and Callon. The condition contained in Section 7.13 is declared for the benefit of each of the Vendors and Principals and Callon and the Purchaser, which condition may only be waived in writing by all of such parties. All the conditions referred to herein are to be satisfied at the Time of Closing. The following are the conditions:

7.1      Vendor Representations
         (a) Each representation, warranty and covenant of the Vendors, the Principals and Callon contained in this Agreement:
                  (i) shall have been true and correct as of the date of this Agreement; and
                  (ii) shall be true and correct on and as at the Time of Closing with the same force and effect as if made at the Time of Closing except:
                           (A)      for changes contemplated by this Agreement;
                                    and
                           (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct subject to the qualifications as set forth in the preceding clause (i) as of such particular date).

7.2      Financial Statements
         The difference between the "Total Equity" as disclosed in the December 31, 2005 management prepared financial statements attached hereto as
         Schedule 2.4 (being the aggregate of the share capital and retained earnings of the Acquired Corporations) and the Total Equity disclosed in the Audited Financial Statements for the same period shall not reflect a reduction of the equity of the Acquired Corporations by an amount greater than ONE HUNDRED AND FIFTY THOUSAND Canadian dollars (CDN $150,000.00), provided:
         (a) such reduction is not a result of the application of GAAP resulting in the re-allocation of the accounts receivable of the Acquired Corporations from accounts receivable to doubtful accounts; and
         (b) the Vendors and the Principals shall be entitled to make such cash advances to the Acquired Corporations as may be required to ensure satisfaction of this condition precedent, such advances to be by way of loan to the Acquired Corporations (which loan(s) shall be included as part of the Shareholder Loans to be sold to the Purchaser, shall be deemed to have been advanced as at December 31, 2005 notwithstanding the actual date of advance, and shall not be included as a liability when calculating the equity of the Acquired Corporations for the purposes of determining satisfaction of this condition precedent).

7.3      Vendor Performance
         The Vendors, the Principals and Callon shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Time of Closing.

7.4      Approvals
         All appropriate approvals and consents, including but not limited to any required Governmental Authorizations, shall have been obtained in form and upon terms satisfactory to the Purchaser's Solicitors in order to permit the change of ownership of the Purchased Shares and Shareholder's Loan contemplated herein in compliance with applicable laws and without affecting or resulting in the cancellation or termination of any licence or Permit held by the Acquired Corporations or agreement to which the Acquired Corporations are subject.

7.5      Consulting/Employment Agreement
         (a) Lynn shall have executed an employment agreement for two (2) years in favour of ESE and its respective Affiliates (the "Employment Agreement"), in the form attached hereto as
                  Schedule 7.5, to provide advisory and consulting services to such parties in connection with the Business.

         (b)      Pursuant to the Employment Agreement:
                  (i) If Lynn is terminated from his employment by ESE for just cause as contemplated at Article 15.01 of the Employment Agreement or if Lynn terminates his employment with ESE for any reason other than as contemplated at Article 14.01 of the Employment Agreement, at any time during the first year of his employment, the Vendors and the Principals jointly and severally agree to pay to the Purchaser a penalty in the amount of FIVE HUNDRED THOUSAND Canadian dollars (CDN $500,000.00);
                  (ii) If Lynn is terminated from his employment by ESE for just cause as contemplated at Article 15.01 of the Employment Agreement or if Lynn terminates his employment with ESE for any reason other than as contemplated at Article 14.01 of the Employment Agreement, during the second 12 months of his employment, the Vendors and Principals jointly and severally agree to pay to the Purchaser a penalty equal to:
                           (A) FIVE HUNDRED THOUSAND Canadian dollars (CDN $500,000) during months one to three of such second 12 months;
                           (B) THREE HUNDRED AND SEVENTY FIVE THOUSAND Canadian dollars (CDN $375,000) during month four to six of such second 12 months;
                           (C) TWO HUNDRED AND FIFTY THOUSAND Canadian dollars (CDN $250,000) during month seven to nine of such second 12 months; and
                           (D) ONE AND TWENTY FIVE THOUSAND Canadian dollars (CDN $125,000) during month ten to twelve of such second 12 months, all without duplication, and for the purposes of this subsection if Lynn's employment is terminated other than at the end of a month, he shall be deemed to have worked through to the end of the applicable month,
                  (iii) If Lynn becomes Disabled during the first 12 months of his employment pursuant to the Employment Agreement, the Vendors and Principals jointly and severally agree to pay to the Purchaser a penalty in the amount of TWO HUNDRED FIFTY THOUSAND Canadian dollars (CDN $250,000.00), which penalties may be paid, at the discretion of the Vendors, either (I) entirely in cash or (II) by delivery cash and an appropriate number of common shares of the Purchaser, with such payment made as to 2/3rd of such amount in cash and 1/3rd of such amount in common shares of the Purchaser, and for greater certainty, the inability of Lynn to provide employment services pursuant to the Employment Agreement for reasons of death shall not constitute grounds for the Vendors and the Principals to pay the penalty contemplated herein.
         (c) Mark shall have executed a consulting agreement in favour of ESE and its respective Affiliates, in the form attached hereto as Schedule 7.5, to provide advisory and consulting services to such parties in connection with the Business.

7.6      Non-Competition and Non-Solicitation Agreement
         Lynn and Mark shall have executed a non-competition and non-solicitation agreement in favour of the Purchaser and ESE their respective Affiliates, in the form attached hereto as Schedule 7.6, restricting their interest or participation in any business or enterprise carrying on business similar to the Business.

7.7      Vendors' Solicitors' Opinion
         The Vendors and Principals and Callon shall provide the Purchaser with a favourable opinion of the Vendors and Principals and Callon's Solicitors addressed to the Purchaser and (if so requested) their lenders with respect to the Acquired Corporations, the Vendor and Principals and Callon and the transactions herein contemplated, in a form reasonably satisfactory to the Purchaser's Solicitors.

7.8      Legal Proceedings
         There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither the Vendors and Principals and Callon or the Acquired Corporations, shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the possibility of commencing any legal proceeding or taking any other action:
         (a) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement;
         (b) relating to the transactions contemplated herein and seeking to obtain from the Purchaser, the Vendors and Principals and Callon or the Acquired Corporations, any damages or other relief;
         (c) seeking to prohibit or limit in any material respect the Purchaser's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of the Acquired Corporations; or
         (d) which would materially and adversely affect the right of the Purchaser or the Acquired Corporations to own their assets or operate the Business.

7.9      Material Adverse Change
         There shall have been no material adverse change, financial or otherwise, in the Acquired Corporations, or the Business from the date of this Agreement through to the Closing Date.

7.10     Liabilities
         At the Time of Closing, the Acquired Corporations will not be subject to any liabilities or obligations, direct or indirect, absolute or contingent, or otherwise, other than Permitted Liabilities. As at the Time of Closing, there will be no facts or circumstances which might reasonably serve as a basis for, or give rise to, any material liabilities or obligations on the part of the Acquired Corporations other than Permitted Liabilities.

7.11     Purchaser Representations
         Each representation and warranty of the Purchaser contained in this
         Agreement:
         (a) shall have been materially true and correct as of the date of this Agreement; and
         (b) shall be materially true and correct on and as at the Time of Closing with the same force and effect as if made at the Time of Closing except:
                  (i)      for changes contemplated by this Agreement; and
                  (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (i) as of such particular date), and for the purposes of this paragraph "material" shall mean such circumstance is material in respect of any particular fact or state of affairs, but shall also include any single or multiple facts, events or state of affairs when considered in light of all such facts, events or circumstances, whether material or immaterial, when taken as a whole would constitute materiality.

7.12     Purchaser Performance
         The Purchaser and shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Time of Closing.

7.13     Legal Restraints
         No court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or other legal restraint or prohibition or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

7.14     Purchaser Remedies
         In case any of the foregoing conditions hereinbefore declared to be for the benefit of the Purchaser shall not be satisfied at the Time of Closing, the Purchaser may:
         (a) refuse to complete the transactions contemplated herein by notice to the Vendors and Principals and Callon and in such event the Purchaser shall be released from all obligations hereunder, it being expressly understood and agreed that the Purchaser may rely, notwithstanding such refusal, upon the representations, warranties, covenants and conditions contained in this Agreement. The deposit of FOUR HUNDRED THOUSAND Canadian dollars (CDN $400,000.00) paid by the Purchaser shall be refunded by the Vendors and Principals and Callon to the Purchaser; or
         (b) complete the transaction contemplated herein, it being expressly understood and agreed that the Purchaser may rely, notwithstanding such completion, upon the representations, warranties, covenants and conditions contained in this Agreement.
         Provided that any of the said conditions may be waived in whole or in part by the Purchaser without prejudice to its rights of rescission in the event of the non-fulfilment and/or non-performance of any other condition or conditions, any such waiver prior to the Time of Closing to be binding on the Purchaser only if the same is in writing.

7.15     Vendor Remedies
         In case any of the foregoing conditions hereinbefore declared to be for the benefit of the Vendors and Principals and Callon shall not be satisfied at the Time of Closing, the Vendors and Principals and Callon may:
         (a) refuse to complete the transaction contemplated herein by notice to the Purchaser advising of such determination, with the Vendors entitled to receive the sum of $100,000 of the Deposit, together will all accrued interest on such funds, together with the issuance of such number of common shares of the Purchaser equal to $50,000 divided by the Weighted Average Price (to be free trading in the manner contemplated at paragraph 2.7 herein) as liquidated damages for the Vendors failure to satisfy such conditions, which amounts shall be released by the Agent in accordance with the its obligations as a stakeholder under the provisions of s. 59 of the Real Estate Act (British Columbia). In such event the Vendors, Principals and Callon shall be released from all obligations hereunder. The balance of the Deposit, being THREE HUNDRED THOUSAND Canadian Dollars (CDN $300,000), shall be released to the Purchaser upon confirmation by the Vendors of receipt of the shares of the Purchaser contemplated in this paragraph 7.15(a); or
         (b) complete the transaction contemplated herein, it being expressly understood and agreed that following such completion, the Vendors and Principals and Callon may rely, notwithstanding such completion, upon the representations, warranties, covenants and conditions contained in this Agreement.
         Provided that any of the said conditions may be waived in whole or in part by the Vendors and Principals and Callon without prejudice to their rights of rescission in the event of the non-fulfilment and/or non-performance of any other condition or conditions, any such waiver prior to the Time of Closing to be binding on the Vendors and Principals and Callon only if the same is in writing.

7.16     Deposit
         Subject to paragraph7.17 below, NAI Goddard & Smith (the "Agent") will hold the Deposit paid to them in trust, pursuant to the terms of this Agreement and the provisions of the Real Estate Act (British Columbia), and on the Closing Date, the Deposit will be credited on account of the Purchase Price. If the transaction contemplated by this Agreement is not completed on the Closing Date by reason of the non fulfilment by the Vendors, the Principals or Callon of one or more of the conditions precedent contained in paragraph 7.1 through 7.10 and 7.13 herein or such condition precedent is not removed on the dates provided for therein, or as a consequence of the default of the Vendors, the Principals or Callon in the performance of any of their obligations hereunder, the Deposit will forthwith be returned to the Purchaser, without deduction. If the transaction contemplated by this Agreement is not completed on the Closing Date by reason of the non fulfilment by the Purchaser of one or more of the conditions precedent contained in paragraph 7.11 through 7.13 herein or such condition precedent is not removed on the dates provided for therein, or as a consequence of the default of the Purchaser in the performance of any of its obligations hereunder, the Deposit will be dealt with in accordance with the provisions of paragraph 7.15.

7.17     Agent Authorization
         The Agent is authorized to pay all or any portion of the deposit to the Vendors' or Purchaser's conveyancer (the "Conveyancer") without further written direction of the Vendors or Purchaser, provided that (a) the Conveyancer is a lawyer; (b) such money is to be held in trust by the Conveyancer as a stakeholder, pursuant to the provisions of the Real Estate Act and this Agreement pending the completion of the transaction and not on behalf of any of the principals to the transaction.

                                    ARTICLE 8
              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1      Survival
         All the representations, warranties and covenants made herein or in any agreement, certificate or other document delivered or given pursuant to this Agreement shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated herein and, notwithstanding such completion and any investigations made by or on behalf of the party to this Agreement to whom or in whose favour such covenants, representations and warranties were made, shall continue in full force and effect for a period ending on the second
         (2nd) anniversary of the Closing Date, after which period the respective parties shall be released from their respective obligations and liabilities hereunder, except in respect of claims made in writing prior to the expiry of such period, provided that:
         (a) all covenants, representations and warranties relating to Taxes, tax liability or other tax matters for any period ending prior to or on the Closing Date shall survive the closing of the transactions contemplated herein for any period during which any taxing authority may make any claim or assessment based on any Tax Return filed, after which period the party making such covenants, representations and warranties shall be released from their obligations and liabilities hereunder, except in respect of claims made in writing prior to the expiry of such period;
         (b) any claims based upon or with respect to the inaccuracy or non-performance or non-fulfilment or breach of any representation, warranty or covenant respecting Taxes, tax liability or other tax matters set out herein may be brought at any time, if such claim is based upon any failure or omission to file a Tax Return or any misrepresentation made or fraud committed in filing a return or in supplying information under any legislation pursuant to which any Taxes are imposed;
         (c) any claims based upon any misrepresentation, or breach or inaccuracy in any of the representations and warranties set out herein may be brought against such party at any time if such claim is based upon fraud in respect of or relating to such misrepresentation, breach or inaccuracy at the time such representation or warranty was made by such party;
         (d) any claim based upon the representations and warranties contained in Section 3.1(ee), environmental, and any claim based upon the representations and warranties otherwise contained in Sections 3.1(a) -(i), which relate to the incorporation or corporate status of the Acquired Corporations, the capacity of or due authorization of this Agreement by any Vendors or the Acquired Corporations, the enforceability of any Vendors' obligations under this Agreement or to the title of any Person to any property (whether real, personal or intangible) shall survive for and until the limitation period under the applicable statute for bringing a claim in respect of such matter has expired; and
         (e) for greater certainty, any claim under an indemnity, or for breach of any representation, warranty or covenant under this Agreement, shall not be considered to have been made before the date on which the claiming party gives proper notice to the other party or parties that are the subject of the claim in accordance with the terms hereof.

8.2      Effective Date of Representations
         All representations and warranties contained herein are as at the date of the execution and delivery of this agreement unless specifically stated to be as at an earlier date or as at the Closing Date.

                                    ARTICLE 9
                                    INDEMNITY

9.1      Indemnification of Purchaser Indemnified Parties
         From and after the Closing Date and subject to the provisions of this
         Article 9, the Mueller Trust, Jade Eagle Trust, and the Principals jointly and severally agree to indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Purchaser Indemnified Costs.

9.2      Indemnification of Vendor Indemnified Parties
         From and after the Closing Date and subject to the provisions of this
         Article 9, the Purchaser agrees to indemnify and hold harmless the Vendor Indemnified Parties from and against any and all Vendor Indemnified Costs.

9.3      Defence of Third-Party Claims
         An Indemnified Party shall give prompt written notice to any entity or Person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "Third

         Party Action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article 9 unless, and then only to the extent that, the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defence of, settle, or otherwise dispose of such Third Party Action on such terms as it deems appropriate, provided that:
         (a) the Indemnified Party shall be entitled, at its own expense, to participate in the defence of such Third Party Action (provided, however, that the Indemnifying Party shall pay the legal fees of the Indemnified Party if the employment of separate counsel shall have been authorized in writing by such Indemnifying Party in connection with the defence of such Third Party Action, the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third Party Action, or the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);
         (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Third Party Action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have an adverse effect on its business acting reasonably;
         (c) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third Party Action; and
         (d) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defence of), and the Indemnified Party shall be entitled to have sole control over, the defence or settlement, compromise, admission, or acknowledgment of any Third Party Action as to which the Indemnifying Party fails to assume the defence within a reasonable length of time or to the extent the Third Party Action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.
         The parties hereto shall extend reasonable cooperation in connection with the defence of any Third Party Action pursuant to this Article 9 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

9.4      Direct Claims
         In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.3 because no Third Party Action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim. Any Indemnifying Parties shall promptly (but in no event later than fifteen (15) days after the date on which the Indemnifying Party receives notice from the Indemnified Party of a claim for Indemnification under the terms hereof) pay, reimburse, repay or otherwise discharge any Indemnified Costs of the Indemnified Party.

9.5      Determination of Breach
         For purposes of determining whether an Indemnifying Party shall be required to indemnify an Indemnified Party under this Article 9, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein provided that no claim will be made unless the aggregate of all claims exceed fifteen thousand Canadian dollars (CDN$15,000.00), in which event the Vendors and the Principals shall only be liable for the amount by which such claim and any previous claims exceeds such fifteen thousand Canadian dollars (CDN$15,000.00) amount.

9.6      Tax Related Adjustments
         The Vendors, the Principals and the Purchaser agree that any payment of Indemnified Costs made hereunder will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price. If, notwithstanding such treatment by the parties, any payment of Indemnified Costs is determined to be taxable income rather than adjustment to Purchase Price by any taxing authority, then the Indemnifying Party shall indemnify the Indemnified Party for any Taxes payable by the Indemnified Party or any subsidiary by reason of the receipt of such payment (including any payments under this Section 9.6), determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.

9.7      No Waiver Relating to Claims for Fraud
         The liability of any party under this Article 9 shall be in addition to, and not exclusive of any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for fraud; (ii) the time period during which a claim for fraud may be brought; or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this
         Section 9.7 shall be deemed a waiver of any defences which may be available in respect of actions or claims for fraud, including but not limited to, defences of statutes of limitations or limitations of damages.

9.8      Set-Off
         If the Vendors and Principals or any of them are liable to the Purchaser in respect of any indemnity contained herein prior to the date on which the Holdback is released, and such liability is not satisfied by the Vendors and Principals or any of them forthwith upon demand, then and not otherwise, the Purchaser shall be entitled to set-off the amount of such liability against the Holdback. Notwithstanding the foregoing, the right of the Purchaser to claim set-off against the Holdback shall only arise at such time as the claim by the Purchaser has been acknowledged by the Vendor and Principals in writing, or has been finally determined by a court of competent jurisdiction.

9.9      Qualification
         Notwithstanding the foregoing, the parties have agreed to certain rights, obligations and processes in connection with certain tax matters pursuant to Section 4.3, for which purposes the provisions thereof shall apply to the extent of any inconsistency with this
         Article 9.

                                   ARTICLE 10
                                   EXCLUSIVITY

10.1     Exclusivity Obligations
         The Vendors and Principals and the Acquired Corporations (collectively sometimes called the "Vendor Group") hereby jointly and severally covenant and agree that until the Time of Closing, none of them shall, and each of them will ensure that none of them shall permit their respective directors, officers, employees, representatives or advisors or affiliates, to directly or indirectly:
         (a) solicit, initiate or engage in any discussions or negotiations with any person, firm or corporation, encourage the submission of any enquiries, proposals, or offers by, or take any other action intended or designed to facilitate the efforts of any such person, other than the Purchaser, relating to:
                  (i) the possible acquisition of or business combination with either of the Acquired Corporations or any of them (whether by way of amalgamation, arrangement, consolidation, take-over bid, purchase of shares, purchase of assets or otherwise, directly or indirectly);
                  (ii) the possible acquisition of a material portion of the shares of capital stock or assets of either of the Acquired Corporations;
                  (iii) any take-over bid or exchange offer or other secondary purchase that, if consummated, will result in any person: (i) other than the Vendors and Principals, beneficially owning any securities in the capital of either of the Acquired Corporations; (ii) other than either of the Acquired Corporations, beneficially owning any securities in the capital of any of the Vendors; or
                  (iv) any other transaction, the consummation of which would reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the acquisition of all of the issued and outstanding shares in the capital of the Acquired Corporations by the Purchaser, and, indirectly, taking control of the Acquired Corporations;
                  (any of the foregoing, a "Competing Proposal");
         (b) provide non-public information with respect to either of the Acquired Corporations or any of their respective businesses or affairs or afford any access to the properties, books or records of same to any person, firm or corporation, other than the Purchaser that may wish to propose or pursue a Competing Proposal.

10.2     Relations
         Without limiting the foregoing, it is understood that any violation of the restrictions set forth herein by any member of the Vendor Group or by any of their respective officers, directors, employees or other advisors or representatives shall be deemed to be a breach of this Agreement. Each member of the Vendor Group shall, and shall direct their respective subsidiaries, directors, officers, employees and other advisors to immediately cease any and all activities or discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

10.3     Competing Proposal
         Each member of the Vendor Group shall promptly provide written notice to the Purchaser of any enquiry or proposal that may be received by any of them after the execution of this agreement which may lead to or be a Competing Proposal including the terms of the proposal and the identity of the enquirer or offeror, provided that the Purchaser must hold such information in strict confidence (it being understood that any breach of such confidence could cause economic harm to the Vendors and Principals if for any reason whatsoever the Purchaser fails to complete the purchase of the Purchased Shares and Shareholder's Loan).

10.4     Remedies
         The parties hereto acknowledge that the remedy of law for breach of the obligations undertaken by any member of the Vendor Group is and shall be insufficient and inadequate and that the Purchaser shall be entitled to equitable relief, in addition to remedies at law. In the event of any action to enforce the provisions of this Agreement, each member of the Vendor Group waives the defence that there is an adequate remedy at law. Without limiting any remedies the Purchaser may otherwise have, in the event that any member of the Vendor Group refuses to perform its obligations under this Agreement, the Purchaser shall have, in addition to any other remedy at law and equity, the right to a specific performance.

                                   ARTICLE 11
                           GENERAL CONTRACT PROVISIONS

11.1     Closing
         The closing of the transactions contemplated herein shall take place at the Time of Closing, on the Closing Date, at the offices of the Vendors Solicitors or at such other place as may be agreed to in writing by the parties hereto.

11.2     Termination

         Notwithstanding the provisions of Article 8, this Agreement shall be terminated:
         (a) prior to the Time of Closing if by written consent of all of the parties hereto; or
         (b) by the Purchaser if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.
         In the event of a termination of this Agreement as provided above, there shall be no liability on the part of any of the parties except for liability arising out of a breach of this Agreement.

11.3     Right of Set-Off
         Each of the parties hereto shall have the right to satisfy any amount owing from time to time to such party by the other party with respect to Net Assets by reducing any amount from time to time owing to the other party by such party, howsoever arising.

11.4     Notices
         All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery, facsimile transmission or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:
         to the Vendors, c/o
         the Vendors' Solicitors:          Synergy Business Lawyers
                                           Oceanic Plaza Building
                                           680 - 1066 West Hastings Street
                                           P.O. Box 12577
                                           Vancouver, B.C.
                                           V6E 3X2
                                           Attention: Darcy Wray
                                           Facsimile Number: 604-685-8187
                                           Email: dwray@synergylaw.ca
         to the Purchaser:                 Holmes & Company
                                           Suite 1880 Oceanic Plaza
                                           Vancouver, British Columbia, Canada
                                           V6E 3X1
                                           Attention: Stephen D. Holmes
                                           Facsimile Number: 604-688-0426
                                           Email: sdh@holmescompany.com

         or at such other address as may be given by any of them to the others in writing from time to time and such notices, requests, demands or other communications shall be deemed to have been received, if sent by facsimile, on the first (1st) Business Day after sending or, if sent by registered mail, on the fifth (5th) Business Day after mailing or, if delivered, upon the date of delivery.

11.5     Tender of Documents and Funds
         Any tender of documents or money hereunder may be made upon the Vendors and Principals or the Purchaser or their solicitors and money may be tendered by negotiable cheque certified by a Canadian chartered bank or trust company, bank draft or other immediately available funds.

11.6     Further Assurances
         The parties hereto covenant and agree to sign such other papers, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary, proper, advisable, or desirable in order to give full effect to this Agreement and every part thereof including obtaining in a timely manner all necessary waivers consents and approvals and effecting all necessary registrations and filings, and to otherwise use all commercially reasonable efforts to satisfy or cause to be satisfied all conditions precedent to its obligation under this Agreement.

11.7     Governing Law and Venue
         This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Any legal action or other legal proceeding relating to this Agreement or its enforcement may be brought in any provincial or federal court in the Provinces of British Columbia or any state or federal court in the state of Nevada. Each party hereto expressly and irrevocably (a) consents and attorns to the jurisdiction of each provincial or federal court in the Provinces of British Columbia and each state or federal court in the state of Nevada in connection with any such legal proceeding, (b) agrees that each such court shall be a convenient forum; and (c) agrees not to assert in any such legal proceeding any claim that it or he is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or its subject matter may not be enforced in or by such court. The priority shall be first given to the British Columbia courts.

11.8     Currency
         Except as otherwise stated herein, dollar amounts referred to in this Agreement shall be in Canadian funds.

11.9     Interpretation
         All words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed and agreeing with the required word and/or pronoun. The division of this Agreement into articles, sections, subsections and schedules and the provision of a table of contents are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

11.10    Rules of Construction
         The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.11    Expenses
         Save and except as otherwise provided herein, each party shall be responsible for its own legal, accounting and other expenses incurred in connection with the purchase and sale of the Purchased Shares and Shareholder's Loan, the completion of the transactions contemplated herein and any post-closing matters in connection with the transactions contemplated herein.

11.12    Time of the Essence
         Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

11.13    Entire Agreement
         This Agreement, the Schedules hereto and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties (or among their respective counsel) with respect to the subject mater hereof including, without limitation, provided, however, that any confidentiality agreements, or confidentiality provisions contained in any agreements, executed between any of the parties hereto in connection with the transactions contemplated herein shall continue in full force and effect until the Time of Closing and shall survive any termination of this Agreement.

11.14    Amendment
         This Agreement shall not be amended except in writing signed by all of the parties hereto, and any amendment hereof shall be null and void and shall not be binding upon any party which has not given its consent as aforesaid.

11.15    Assignment
         No party hereto may assign this Agreement or any part hereof without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. The Vendors and Principals hereby acknowledge, confirm and consent to the Purchaser assigning this Agreement to any financial institutions as security for any credit facility by such institutions to the Purchaser or any Affiliate of the Purchaser; provided that: (i) save as set forth below such financial institutions shall in no way be liable for any of the liabilities or the obligations of the Purchaser hereunder and (ii) the Purchaser shall remain liable to the Vendors and Principals for their liabilities and obligations hereunder in the event of such assignment or to a subsidiary of the Purchaser. In connection with such assignment, the Vendors and Principals shall execute such assurances, instruments and consents as may be reasonably requested to confirm such assignment and such financial institution shall be entitled to enforce this Agreement directly against the Vendors and Principals. Notwithstanding anything else contained herein, in the event that any claim is made against the Vendors by any financial institution to which this Agreement has been assigned, the Vendors and Principals shall be entitled to avail themselves of any rights or entitlement they would have had if such claim had been brought by the Purchaser.

11.16    Counterparts
         This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.17    Severability
         In the event that any of the representations, warranties or covenants or any portion of them contained in this Agreement are unenforceable or are declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or the validity of the remaining terms or portions thereof of this Agreement, and such unenforceable or invalid representation, warranty or covenant or portion thereof shall be severable from the remainder of this Agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

SIGNED, SEALED AND DELIVERED by        )
MARK MCCOOEY in the presence of:       )
                                       )
 /s/                                   )   /s/ Mark McCooey
------------------------------------   )  ---------------------------------
Witness                                )  MARK MCCOOEY
                                       )
SIGNED, SEALED AND DELIVERED by        )
LYNN MUELLER in the presence of:       )
                                       )
/s/                                    )   /s/ Lynn Mueller
------------------------------------   )  ---------------------------------
Witness                                )  LYNN MUELLER

                                       )
SIGNED,  SEALED AND DELIVERED by       )
JADE EAGLE TRUST in the presence of:   )
                                       )
 /s/                                   )   /s/ Mark McCooey
------------------------------------   )  ---------------------------------
Witness                                )  JADE EAGLE TRUST
                                       )
SIGNED, SEALED AND DELIVERED by        )
LYNN  MUELLER in the presence of:      )
                                       )
 /s/                                   )   /s/ Lynn Mueller
------------------------------------   )  ---------------------------------
Witness                                )  MUELLER FAMILY TRUST
                                       )
EXECUTED by ARIES DEVELOPMENT LTD.     )  ARIES DEVELOPMENT LTD.
in the presence of:                    )  Per:
                                       )
 /s/                                   )   /s/ Paul Callon
------------------------------------   )  ----------------------------------
Witness                                )  Authorized Signatory
                                       )
SIGNED, SEALED AND DELIVERED by        )
PAUL CALLON in the presence of:        )
                                       )
 /s/                                   )   /s/ Paul Callon
------------------------------------   )  ---------------------------------
Witness                                )  PAUL CALLON
                                       )
EXECUTED by EARTH SOURCE ENERGY CORP.  )  EARTH SOURCE ENERGY CORP.
in the presence of:                    )  Per:
                                       )
 /s/                                   )    /s/ Mark McCooey
------------------------------------   )  --------------------------------
Witness                                )  Authorized Signatory
                                       )
EXECUTED by PACIFIC GEO EXCHANGE INC.  )  PACIFIC GEO EXCHANGE INC.
in the presence of:                    )  Per:
                                       )
 /s/                                   )   /s/ Lynn Mueller
------------------------------------   )  --------------------------------
Witness                                )  Authorized Signatory
                                       )
EXECUTED by ESSENTIAL INNOVATIONS      )  ESSENTIAL INNOVATIONS TECHNOLOGY CORP.
TECHNOLOGY CORP. in the presence of:   )  Per:
                                       )
 /s/                                   )   /s/ Jason McDiarmid
------------------------------------   )  --------------------------------
Witness                                )  Authorized Signatory